Exhibit 10.74

EXECUTION VERSION

ACQUISITION AGREEMENT

BY AND AMONG

HONEYWELL INTERNATIONAL INC.,

BURTEK SYSTEMS CORP.,

RICHARDSON ELECTRONICS, LTD.,

AND

CERTAIN SUBSIDIARIES OF

RICHARDSON ELECTRONICS, LTD.

DATED AS OF APRIL 6, 2007

i

4.27	Data Privacy	46
4.28	European Consulting Obligations	47
4.29	Investment Canada Act	47
4.30	Solvency	47
4.31	No Other Representations or Warranties	47

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		48
5.1	Organization; Authority; Binding Obligation	48
5.2	Noncontravention; Consents	48
5.3	Brokers’ Fees	48

ARTICLE VI PRE-CLOSING COVENANTS		49
6.1	General	49
6.2	Government and Third Party Consents	49
6.3	Interim Conduct of the Business	50
6.4	Full Access	53
6.5	Notice of Developments	53
6.6	Nonsolicitation of Acquisition Proposals	53
6.7	Employee Benefit Matters	54
6.8	Affiliate Agreements	55
6.9	Segregation of Business Assets	55
6.10	Employee Matters	55
6.11	Delivery of Monthly Financials	55
6.12	European Consulting Obligations	55
6.13	Exclusion of Italian and French Businesses	56

ARTICLE VII POST-CLOSING COVENANTS		58
7.1	General	58
7.2	Post-Closing Consents; Nonassignable Contracts	58
7.3	Employee Matters	59
7.4	Employee Benefit Matters	60
7.5	Post-Closing Tax Matters	61
7.6	Confidentiality, Non-Competition and Non-Solicitation	63
7.7	Post-Closing Receipts	65
7.8	Records and Documents	65
7.9	Use of Excluded Names; Sellers Obligation to Change Name	66
7.10	Litigation Support	66

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER		67
8.1	Representations and Warranties	67
8.2	Performance	67
8.3	Absence of Litigation	67
8.4	No Material Adverse Effect	67
8.5	Closing Deliveries	67
8.6	Regulatory Approvals	67
8.7	Accrued Payroll, Incentive, Employee Commission and Vacation Benefit Payments Related to Certain Transferred Employees	68
8.8	Frustration of Closing Conditions	68

ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS AND THE COMPANY		68
9.1	Representations and Warranties	68
9.2	Performance	68
9.3	Absence of Litigation	68
9.4	Purchaser’s Deliveries	68
9.5	Regulatory Approval	68
9.6	General Conditions	69
9.7	Frustration of Closing Conditions	69

ARTICLE X REMEDIES		69
10.1	Survival of Obligations	69
10.2	Indemnification by Sellers	69
10.3	Indemnification by Purchaser	70
10.4	Procedures for Indemnification	71
10.5	Treatment of Indemnity Payments	73
10.6	Exclusive Remedy	73
10.7	Reimbursement Relating to Indemnification Payments	73

ARTICLE XI TERMINATION OF AGREEMENT		74
11.1	Termination	74
11.2	Survival After Termination	74

ARTICLE XII MISCELLANEOUS		75
12.1	Expenses	75
12.2	Public Announcements	75
12.3	Remedies	75
12.4	Amendment	75
12.5	Assignment; Successors and Assigns	75
12.6	Extension of Time; Waiver	76
12.7	Counterparts	76
12.8	Entire Agreement; Schedules	76
12.9	Severability	76
12.10	Descriptive Headings	76
12.11	Notices	76
12.12	No Third-Party Beneficiaries	77
12.13	Construction	77
12.14	Waiver of Jury Trial	78
12.15	Consent to Jurisdiction	78
12.16	GOVERNING LAW	78

SCHEDULES

Schedule 1.1(i)	Active Intellectual Property
Schedule 1.1(ii)	Announcement Effect Parties
Schedule 1.1(iii)	Excluded Shared Facilities
Schedule 1.1(iv)	Real Property
Schedule 1.1(v)	Permitted Liens
Schedule 1.1(vi)	Private Label Product
Schedule 1.1(vii)	Purchased Intellectual Property
Schedule 1.1(viii)	Retained Liabilities
Schedule 1.1(ix)	Additional Retained and Excluded Liabilities
Schedule 2.1(k)	Included Leased Real Property
Schedule 2.2(h)	Excluded Contracts
Schedule 2.2(k)	Excluded Assets
Schedule 3.4	Allocation of Consideration
Schedule 3.5	Documents to be Delivered by Sellers
Schedule 3.7	Canadian Tax Matters
Schedule 4.1	Organization; Authority; Binding Obligation; Capitalization
Schedule 4.2	Noncontravention; Consents
Schedule 4.3	Title and Condition of Assets; Sufficiency
Schedule 4.4	Equipment
Schedule 4.5	Inventory
Schedule 4.6	Financial Statements
Schedule 4.10	Compliance with Applicable Laws
Schedule 4.11	Tax Matters
Schedule 4.12	Intellectual Property
Schedule 4.13	Material Contracts
Schedule 4.14	Legal Proceedings
Schedule 4.15	Product Warranty; Products Liability
Schedule 4.16	Employees; Labor Matters
Schedule 4.17	Employee Benefits
Schedule 4.18	Environmental, Health and Safety Matters
Schedule 4.19	Customers and Suppliers
Schedule 4.20	Real Property
Schedule 4.21	Insurance
Schedule 4.22	Affiliate Transactions
Schedule 4.24	Permits
Schedule 4.26	Bank Accounts
Schedule 5.2	Noncontravention; Consents
Schedule 6.2	Required Consents
Schedule 6.3	Interim Conduct of the Business
Schedule 6.8	Affiliate Agreements
Schedule 7.3	Employee Matters
Schedule 7.6	Confidentiality, Non-Competition and Non-Solicitation
Schedule 8.3	Absence of Litigation

EXHIBITS

Exhibit A	Form of Assignment of Trademarks
Exhibit B	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit C	Form of Flow of Funds Memorandum
Exhibit D	Form of Transition Services Agreement

v

ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of April 6, 2007 by and among Burtek Systems Corp., a Nova Scotia unlimited liability company (the “Company”), Richardson Electronics, Ltd., a Delaware corporation (“Richardson”), and each other Subsidiary of Richardson set forth on the signature pages hereto (collectively with Richardson, but excluding the Company, “Sellers” and each individually, a “Seller”), and Honeywell International Inc., a Delaware corporation (“Purchaser”).

RECITALS

WHEREAS, Sellers, through Richardson’s Burtek Systems Division (formerly its Security Systems Division) and the Company, are engaged in the business of distributing (including private labeling with Sellers’ proprietary brands) closed circuit television, fire, burglary, access control, sound and communication products and accessories (the “Business”); and

WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, substantially all of the Assets of the Business, including all of the shares of capital stock (the “Shares”) of the Company, and Sellers desire to transfer to Purchaser and Purchaser desires to assume from Sellers certain specified Liabilities of the Business, in each case, in accordance with the terms and subject to the conditions contained in this Agreement;

NOW THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms, whenever used herein, will have the following meanings for all purposes of this Agreement:

“Acquired Rights Directive” means the protection of employment Directive 2001/23/EC or any enactment of such Directive into national law, in European Union member states.

“Acquisition Proposal” has the meaning set forth in Section 6.6(b).

“Active Intellectual Property” means any Intellectual Property associated with sales by the Business, individually or in the aggregate, in excess of $50,000 during the eighteen months immediately prior to the Closing Date in any country or jurisdiction including the included items set forth on Schedule 1.1(i) and excluding the excluded items set forth therein.

“Adjustment Notice” has the meaning set forth in Section 3.3(b)(i).

“Affiliate” means, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, where “control” means the direct or indirect possession of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Announcement Effect” means any condition, effect or change relating to the parties listed on Schedule 1.1(ii), to the extent arising from the announcement or disclosure of this Agreement or the Transaction Documents (except to the extent such condition, effect, or change arises from a matter required to be disclosed on Schedule 4.2 or from any Seller’s failure to comply with the obligations of the Sellers set forth in Section 6.3).

“Antitrust Laws” means the Canadian Competition Act and all other applicable competition, merger control, antitrust or similar Applicable Laws.

“Applicable Law” means any applicable federal, state, provincial, local or foreign law (including common law), constitution, statute, rule, rule of common law, regulation, ordinance, Permit, Order, writ, award (including the award of any arbitrator to the extent enforceable by any Governmental Entity), injunction, judgment or decree of any Governmental Entity.

“Approved Indemnification Claim” has the meaning set forth in Section 10.4(b).

“Assets” means all assets, properties and rights of every kind (whether tangible or intangible), including real and personal property, Contracts and Intellectual Property.

“Assignment of Trademarks” means the Assignment of Trademarks in substantially the form attached hereto as Exhibit A.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Basket Amount” has the meaning set forth in Section 10.2(b).

“Bill of Sale” means the Bill of Sale and Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit B.

“Business” has the meaning set forth in Recitals to this Agreement.

“Business Assets” means the Sale Assets and the Assets of the Company.

“Canada Tax Act” has the meaning set forth in Section 3.7(a).

“Claims” has the meaning set forth in Section 10.3(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Net Working Capital Statement” has the meaning set forth in Section 3.3(c).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commissioner of Competition” means the Commissioner of Competition appointed under the Competition Act.

“Company” has the meaning set forth in the Recitals to this Agreement.

“Company Debt” means the Indebtedness of the Company as of the Closing.

“Company Payables” has the meaning set forth in Section 1.1.

“Company Product Claims” has the meaning set forth in Section 1.1.

“Company Taxes” has the meaning set forth in Section 1.1.

“Company Transaction Expenses” means any obligation for the Company’s legal, accounting or other professional fees or expenses related to or in connection with the preparation of this Agreement or the consummation of the transactions herein contemplated.

“Company Plans” has the meaning set forth in Section 4.17(a).

“Competing Business” has the meaning set forth in Section 7.6(b).

“Competition Act” means the Competition Act (Canada), as amended.

“Competition Act Approval” means the Commissioner of Competition shall have: (a) issued an advance ruling certificate under Section 102 of the Competition Act; or (b) advised Purchaser in writing that the Commissioner of Competition has determined not to file an application for an Order under Part VIII of the Competition Act and any terms and conditions attached to such advice shall be acceptable to Purchaser and such advice shall not have been or threatened to be modified or revoked.

“Confidential Information” has the meaning set forth in Section 7.6(a).

“Consent” means any consent, approval, clearance, license, bond, authorization or Order required from any Person.

“Consideration” has the meaning set forth in Section 3.3(e).

“Contingent Worker” means any Person providing services to one or more of the Sellers in the European Union whether on his or their own account or not.

“Contract” means, in connection with the Business, (a) any agreement, contract, obligation, promise, commitment, lease, license, arrangement, undertaking or instrument of any kind (whether written or oral), including any amendments and other modifications thereto (which are not solely ministerial) (i) to which a Seller or the Company is a party; (ii) by which a Seller, the Company, the Business or any Sale Asset is or may become bound or under which a Seller or the Company is or may become subject to any obligation; or (iii) under which a Seller or the Company has or may acquire any right or interest, and (b) any offer, bid or proposal made by a Seller or the Company on or prior to the Closing Date which, if accepted, would result in such a legally binding agreement, contract, obligation, promise, commitment, arrangement, undertaking or instrument.

“CRA” has the meaning set forth in Section 3.7(a).

“Disclosure Schedules” means, collectively, the various schedules referred to in this Agreement.

“Disclosure Schedule Supplement” has the meaning set forth in Section 6.5.

“Dispute Notice” has the meaning set forth in Section 10.4(b).

“Dispute Period” has the meaning set forth in Section 10.4(b).

“Dollars” or “$” means U.S. dollars unless otherwise explicitly designated.

“Employees” has the meaning set forth in Section 4.16(a).

“Employment Agreement” has the meaning set forth in Section 4.17(b).

“Environmental, Health and Safety Laws” means any Applicable Laws relating to pollution, protection of human health, natural resources or the environment, actual or threatened Releases of Hazardous Materials into the environment or within structures or the protection of worker health and safety, including any Applicable Law in effect as of the Closing Date relating to Hazardous Materials. Without limiting the generality of the foregoing, the term encompasses each of the following statutes and the regulations promulgated thereunder, and any similar applicable state, provincial, local or foreign Applicable Law, each as amended: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (b) the Solid Waste Disposal Act, (c) the Hazardous Materials Transportation Act, (d) the Toxic Substances Control Act, (e) the Clean Water Act, (f) the Clean Air Act, (g) the Safe Drinking Water Act, (h) the National Environmental Policy Act of 1969, (i) the Superfund Amendments and Reauthorization Act of 1986, (j) Emergency Planning and Community Right to Know Act, (k) the Federal Insecticide, Fungicide and Rodenticide Act and (l) the Occupational Safety and Health Act of 1970.

“Equipment” has the meaning set forth in Section 4.4.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” has the meaning set forth in Section 4.17(g).

“ESOP” means Richardson Electronics, Ltd. Employees Stock Ownership Plan.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Names” has the meaning set forth in Section 2.2(l).

“Excluded Shared Facilities” means the Shared Facilities set forth on Schedule 1.1(iii).

“Financial Statements” has the meaning set forth in Section 4.6.

“Flow of Funds Memorandum” means the Flow of Funds Memorandum in substantially the form attached hereto as Exhibit C.

“French Amendment” has the meaning set forth in Section 6.13(c).

“French Business” means the Business operated by Richardson Electronique SNC.

“French Closing” has the meaning set forth in Section 6.13(c).

“French Closing Date” has the meaning set forth in Section 6.13(c).

“French Purchase Price” has the meaning set forth in Section 6.13(c).

“French Waiting Period” has the meaning set forth in Section 6.13(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the United States, any foreign government, any State of the United States, any Province of Canada or any political subdivision of any of the foregoing, and any court, tribunal or arbitrator(s) of competent jurisdiction.

“Hazardous Materials” means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste liquid, gas or other substance (a) that is defined, determined or identified as hazardous or toxic (or by any similar term) under any applicable Environmental, Health and Safety Laws or (b) the Release of which is regulated by or prohibited under any Environmental, Health and Safety Laws. Without limiting the generality of the foregoing, the term includes (i) “hazardous substances” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and regulations promulgated thereunder, each as amended as of the date hereof and as amended through the Closing Date, (ii) “extremely hazardous substances” as defined in the Emergency Planning and Community Right to Know Act and regulations promulgated thereunder, each as amended as of the date hereof and as amended through the Closing Date, (iii) “hazardous waste” as defined in the Solid Waste Disposal Act and regulations promulgated thereunder, each as of the date hereof and as amended through the Closing Date, (iv) “hazardous materials” as defined in the Toxic Substances Control Act and regulations promulgated thereunder each as of the date hereof and as amended through the Closing Date, (v) petroleum and petroleum products and byproducts, (vi) asbestos, and (vii) mold.

“Inactive Employee” means a U.S. based Employee who is not actively at work as of the Closing Date due solely to family and medical leave, workers compensation, short term or long term disability or a leave of absence approved by Sellers.

“Included Leased Real Property” means the Leased Real Property other than the real property listed on Schedule 1.1(iv) and the Excluded Shared Facilities.

“Indebtedness” means (a) the principal of and interest accrued on (i) indebtedness for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments; (b) all obligations issued or assumed as the deferred purchase price of property (but excluding accounts payable arising in the Ordinary Course of Business); (c) all obligations for the reimbursement of any obligor on any letter of credit or similar credit transaction securing obligations of a Person other than a Seller or of a type described in clauses (a) and (b) above and (d), (e) and (f) below, but only to the extent of the obligation secured; (d) all obligations to pay rent or other amounts under any lease of real or personal property, which obligations are or would be required to be classified and accounted for as capital leases in accordance with GAAP, in an amount equal to the capitalized amount thereof determined in accordance with GAAP; (e) all prepayment premiums and penalties, and any other fees, breakage charges, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any Indebtedness of the type referred to in clauses (a) through (d) and (f) hereof; (f) Contracts relating to any hedging, swap, derivative or other similar transactions and/or (g) all guarantees of obligations of other Persons of the type referred to in clauses (a) through (f) hereof.

“Indemnified Party” has the meaning set forth in Section 10.4(a).

“Indemnifying Party” has the meaning set forth in Section 10.4(a).

“Independent Accountant” has the meaning set forth in Section 3.3(b)(ii).

“Initial Consideration” has the meaning set forth in Section 3.2.

“Initial Shares Purchase Price” has the meaning set forth in Section 3.7(b).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and inventions (whether or not patentable); (b) trademarks, service marks, trade dress, trade names, corporate names and domain names, and all goodwill and common law rights associated therewith, and registrations of and applications to register the foregoing; (c) copyrights and common law rights and all registrations of and applications to register associated with the foregoing; (d) computer software (in whatever form, including source code, binary code and executable code), databases and related data, documentation and other related materials; (e) trade secrets, confidential business information and know-how (including manufacturing and production processes) (f) websites, domain names, urls and their content or those parts thereof pertaining to the Business and all rights appurtenant thereto; and (g) all other intellectual property rights.

“Intercompany Payables” means payables due from any Seller in connection with the Business, or from the Company, to Richardson or any of its Affiliates.

“Intercompany Receivables” means receivables due from Richardson or any of its Affiliates to any Seller in connection with the Business or to the Company.

“Inventory” means all inventory of the Business as of the Closing, including raw materials, work-in process and finished goods of the Business.

“Investment Canada Act” means the Investment Canada Act (Canada) as amended, and the rules and regulations thereunder.

“IRS” means the Internal Revenue Service of the United States Department of the Treasury.

“Italian Amendment” has the meaning set forth in Section 6.13(b).

“Italian Business” means the Business operated by Richardson Electronics S.r.l.

“Italian Closing” has the meaning set forth in Section 6.13(b).

“Italian Closing Date” has the meaning set forth in Section 6.13(b).

“Italian Purchase Price” has the meaning set forth in Section 6.13(b).

“Italian Waiting Period” has the meaning set forth in Section 6.13(a).

“Knowledge of Sellers” means the knowledge that Edward J. Richardson, David J. Gilmartin, William G. Seils, David J. DeNeve, Wendy Diddell, Peter Tomlinson, Ian Houghton, Lynne Spalding, Dan Baker, Gabriel Sabogal and Cyrille LaPorte have or should have after having made a reasonable effort to ascertain the fact in question pursuant to an inquiry directed to such directors, officers, employees and advisors of the Business as would be reasonably likely to have information relating to the fact in question.

“Leased Real Property” means all buildings, plants and other structures and improvements under the Leases and, subject to the applicable provisions of the Leases relating to such leased real property, all fixtures, machinery, installations, equipment and other property attached thereto or located thereon.

“Leases” means all lease and sublease agreements granting rights in real property used in connection with the Business.

“Legal Proceeding” means any action, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, judicial, investigative or appellate proceeding, whether public or private, and whether formal or informal), hearing, inquiry, audit, examination, investigation, determination of appeal or assessment inquiry, hearing, litigation or prosecution commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Liabilities” means any liabilities, claims, obligations, costs and expenses of any kind or nature whatsoever, whether direct or indirect, known or unknown, accrued or unaccrued, fixed or contingent, matured or unmatured.

“Licensed Intellectual Property” has the meaning set forth in Section 4.12(a).

“Lien” means, with respect to any property or Asset, any mortgage, lien, pledge, charge, security interest, encumbrance, license, third-party ownership interest or other adverse claim of any kind in respect of such property or Asset.

“Losses” means any and all losses, assessments, damages, dues, penalties, fines, amounts paid in settlement, defense costs, Taxes, Liens, costs and expenses (including interest, penalties and reasonable attorneys’, accountants’ and experts’ fees and disbursements), of any nature whatsoever, including any of such or the portion thereof that may occur or relate to the period after the Closing.

“Material Adverse Effect” means any adverse effect, circumstance or change, or any violation or other matter, if such adverse effect, circumstance, change, violation or other matter, either individually or in the aggregate with all other effects, circumstances, changes, violations or other matters, has (or could reasonably be expected to have) a material adverse effect on the business, Assets, condition (including financial condition) or results of operations of the Business, but excluding (a) economic effects or changes that are generally applicable to the industries and markets in which the Business operates, (b) general changes in the United States or world financial markets or general economic conditions (except, in the case of clauses (a) and (b), to the extent such effect or change disproportionately affects the Business) or (c) any Announcement Effect. In determining whether, as of any specified time or during any specified period, there exists or has occurred any Material Adverse Effect relating to the financial condition or results of operations of the Business, such determination shall be measured in reference to the financial condition or results of operations, as the case may be, described in the Most Recent Financial Statements.

“Material Contract” has the meaning set forth in Section 4.13(a).

“Most Recent Balance Sheet” has the meaning set forth in Section 4.6.

“Net Working Capital” means, as of the Closing Date, the current Assets less the current Liabilities of the Business (including Company Payables, reserves for Company Product Claims, Company Taxes (other than income Taxes), Seller Payables, and reserves for Seller Product Claims) established in accordance with GAAP, on a basis consistent with the preparation of the Most Recent Balance Sheet; provided, however, such current Assets and current Liabilities, as the case may be, shall not include: (a) cash, (b) Indebtedness, (c) income tax Assets and (d) any other Asset or Liability categorized as an Excluded Asset, Excluded Liability or Retained Liability.

“Non-U.S. Plans” has the meaning set forth in Section 4.17(a).

“Order” means any award, decision, injunction, judgment, order, direction, summons, decree, ruling, demand, subpoena, assessment, reassessment, verdict or arbitration award entered, issued, made or rendered by any Governmental Entity or by any arbitrator, whether final, interim or interlocutory.

“Ordinary Course of Business” means an activity taken by a Seller only if the action is consistent with the past practices of such Seller (including in amount) and is taken in the ordinary course of normal day to day operations of the Business.

“Permits” means any governmental approvals, authorizations, certifications, consents, variances, permissions, licenses, directives, registrations, qualifications, and permits, to or from, or filings, notices, or recordings to or with a Governmental Entity.

“Permitted Liens” means any (a) carriers’, mechanics’, materialmens’ and similar Liens (including Liens that would be satisfied by payment of trade payables (paid in the Ordinary Course of Business in accordance with the Company’s and Sellers’ business practices immediately prior to the Effective Date) with respect to Inventory) arising in the Ordinary Course of Business, (b) Liens for assessments or governmental charges or levies or Taxes, (c) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pension or other social security or retirement benefits, or similar legislation, in each case under clauses (a) through (c) hereof, which secure payment obligations with respect to amounts not yet due and payable (or the validity of which is being contested in good faith and by appropriate proceedings), and for which reserves in the full amount necessary to satisfy the Lien have been set aside, and (d) those leases of personal property set forth on Schedule 1.1(v).

“Person” means an individual, partnership, corporation, limited liability company, unlimited liability company, association, joint stock company, trust, joint venture, unincorporated organization, a foreign equivalent of any of the foregoing or other entity, including a Governmental Entity.

“Personal Information” shall mean information about an identifiable individual, including any information defined or deemed as such pursuant to any Applicable Laws or regulations related to privacy or data protection, that is transferred to, collected or compiled by, or otherwise under the control or custody of the Company or any Seller and that relates to customers, suppliers or Employees of or consultants to the Company or any Seller or its or their respective Affiliates.

“Plans” has the meaning set forth in Section 4.17(a).

“Policies” has the meaning set forth in Section 4.21.

“Private Label Product” means any Product branded solely with a mark listed on Schedule 1.1(vi).

“Product” has the meaning set forth in Section 4.15(b).

“Profit Sharing Plan” means The Richardson Electronics, Ltd., Employees Profit Sharing Plan and Trust Agreement.

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

“Proposed Closing Net Working Capital Statement” has the meaning set forth in Section 3.3(a).

“Purchased Contracts” means all Contracts of Sellers relating primarily to the Business, as of the Closing Date, excluding those listed on Schedule 2.2(h), but including those listed on Schedules 2.1(k) and 4.13(a) respectively, and including all unfilled orders outstanding as of the Closing Date for the purchase of goods or services by a Seller in connection with the Business and all unfilled orders outstanding as of the Closing Date for the sale of goods or services by a Seller in connection with the Business.

“Purchased Intellectual Property” means the Company’s and each Seller’s rights and interests in all intangible personal property used, held or intended for use primarily in the Business, including all Intellectual Property used primarily in or primarily by the Business (other than Licensed Intellectual Property which is transferred pursuant to Contracts in accordance with Section 2.1(e)), together with all goodwill associated with the foregoing and with the right to sue and collect for any past infringement, misappropriation or other unauthorized use of such Purchased Intellectual Property including items set forth on Schedule 1.1(vii).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Claims” has the meaning set forth in Section 10.2(a).

“Purchaser Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Receivables” means all invoiced accounts and notes receivable and other claims for money due arising from the rendering of services or the sale of goods or materials by the Business on or prior to the Closing Date but excluding all Intercompany Receivables.

“Register” has the meaning set forth in Section 3.5(b).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, migrating, dumping, discarding, burying, abandoning or disposing into the environment of a Hazardous Material, in each case, in violation of any Environmental, Health and Safety Laws.

“Relevant Jurisdiction” means, with respect to any item of Intellectual Property, any country or jurisdiction in which sales by the Business of any goods or services associated with such item of Intellectual Property exceeds, individually or in the aggregate, $50,000 during the eighteen months immediately prior to the Closing Date.

“Remittance Deadline” has the meaning set forth in Section 3.7(d).

“Required Consents” has the meaning set forth in Section 6.2.

“Retained Liabilities” means any of the following Liabilities of the Company to the extent incurred, or accruing on or prior to the Closing Date:

(a) ordinary course and non-ordinary course payables of the Company (excluding Intercompany Payables (which are considered “Retained Liabilities” pursuant to clause (n) hereof)) accruing on or prior to the Closing Date (“Company Payables”), and other Liabilities of the Company accruing on or prior to the Closing Date, in each case in excess of the amounts therefor (collectively with ordinary course and non-ordinary course payables and other Liabilities of Sellers in connection with the Business) set forth on the Closing Net Working Capital Statement;

(b) any Liability of the Company under that certain Amended and Restated Revolving Credit Agreement dated as of October 29, 2004, as amended, between Richardson and certain of its Affiliates as borrowers, and certain lenders and funding agents;

(c) any Liability of the Company for any Indebtedness, including any Liability of the Company under its line of credit agreement identified and set forth on Schedule 1.1(viii) hereof or any Indebtedness to Richardson or any of its Affiliates;

(d) any Liability or obligation arising out of or relating to any Employee, former employee, officer, director or consultant of the Company or any Seller, other than all ordinary course employee incentive, payroll, employee commission and vacation benefit plan accruals to the extent set forth on the Closing Net Working Capital Statement;

(e) any Liability or obligation arising out of, or related to, any Company Plan;

(f) any Liability for Company Transaction Expenses;

(g) any Liability, whether contractual or by operation of law, of the Company for Taxes for all Tax periods ending on or prior to the Closing Date and for any Straddle Period to the extent allocable to the portion of such period beginning before and ending on the Closing Date (“Company Taxes”), other than Company Taxes up to the amounts therefor set forth on the Closing Net Working Capital Statement;

(h) any matters disclosed or required to be disclosed on Schedule 4.14;

(i) any Liability of the Company arising out of or related to any matter disclosed or required to be set forth on the Disclosure Schedules as an exception to or disclosure made pursuant to the representations and warranties made in Section 4.18 to the extent the circumstances giving rise to such Liability occurred on or prior to the Closing Date;

(j) any Liability for product warranty claims allocable to sales of Products by the Company with respect to any Product (i) sold and delivered by the Company on or prior to the Closing Date, (ii) in Inventory as of the Closing Date, which has been labeled exclusively with a Company Private Label Product brand, or (iii) sold, directly or indirectly, or offered for sale by the Company on or prior to the Closing Date as to which the terms of sale, distribution or offer deviate from the standard terms and conditions of the Company set forth on Schedule 4.15(a), (other than Products which are sold, directly or indirectly, or offered for sale in countries outside of the U.S. and Canada where form sales contracts or purchase orders are not used and terms and conditions are implied (or in form sales contracts or purchase orders where additional terms and conditions are implied) by requirement of Applicable Law) (“Company Product Claims”) each in excess of the amount of the reserve therefor set forth on the Closing Net Working Capital Statement (it being understood that such reserve includes Liabilities relating both to sales by Sellers in connection with the Business and sales by the Company), and any Liability for products liability claims with respect to any Product (i) sold and delivered by the Company on or prior to the Closing Date (ii) in Inventory as of the Closing Date, which has been labeled exclusively with a Company Private Label Product brand, or (iii) sold, directly or indirectly, or offered for sale by the Company on or prior to the Closing Date as to which the terms of sale, distribution or offer deviate from the standard terms and conditions of the Company set forth on Schedule 4.15(a) (other than Products which are sold, directly or indirectly, or offered for sale in countries outside of the U.S. and Canada where form sales contracts or purchase orders are not used and terms and conditions are implied (or in form sales contracts or purchase orders where additional terms and conditions are implied) by requirement of Applicable Law);

(k) any Liability arising out of any transaction between the Company and any Affiliate;

(l) all pension Liabilities for ERISA Affiliates;

(m) all Liabilities with respect to the matter set forth on Schedule 1.1(ix);

(n) any Liabilities of the Company arising out of or relating to its performance under this Agreement or any Transaction Document, including any Liability or obligation arising under the indemnification obligations of the Company under Article VIII any failure by any Seller or any of its Affiliates to comply with the terms of this Agreement; and

(o) all Intercompany Payables and similar Liabilities.

“Richardson” has the meaning set forth in the Preamble.

“Sale Assets” has the meaning set forth in Section 2.1.

“Seller” or “Sellers” has the meaning set forth in the Preamble to this Agreement.

“Seller Claims” has the meaning set forth in Section 10.3(a).

“Seller Indemnified Parties” has the meaning set forth in Section 10.3(a).

“Seller Party” has the meaning set forth in Section 6.6(a).

“Seller Payables” has the meaning set forth in Section 2.3(d).

“Seller Plans” has the meaning set forth in Section 4.17(a).

“Seller Product Claims” has the meaning set forth in Section 2.3(c).

“Shares” has the meaning set forth in the Recitals to this Agreement.

“Shared Facilities” means Leased Real Property in which the Business operates in a co-location environment with other of Sellers’ businesses.

“Solvency” has the meaning set forth in Section 4.30.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person (other than an individual) of which, (a) if such other Person is a corporation or other business entity in which capital stock is issued, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof or (b) if such other Person is a limited liability company, unlimited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, unlimited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, unlimited liability company, partnership, association or other business entity gains or losses or will be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Tax” or “Taxes” means a tax or taxes of any kind or nature, or however denominated, including Liability for federal, state, provincial, local or foreign sales, use, transfer, registration, business and occupation, value added, goods and services, harmonized sales, excise, severance, stamp, premium, windfall profit, customs, duties, real property, personal property, capital stock, social security, unemployment, workers’ compensation, health insurance, disability, payroll, license, Employee or other withholding, income (which includes any income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth or gross receipts taxes) or other tax, of any kind whatsoever, including any estimated tax, interest, penalties, fines or additions to tax or additional amounts in respect to the foregoing, including any transferee or secondary Liability for a tax and any Liability assumed by agreement or arising as a result of being or ceasing to be a member of any affiliated group, or being included or required to be included in any Tax Return relating thereto.

“Tax Authority” means any Governmental Entity having the power to regulate, impose or collect Taxes, including the Internal Revenue Service, any state Department of Revenue and the Canada Revenue Agency.

“Tax Returns” means, with respect to any Tax, any information return for such Tax and any return, report, statement, declaration, claim for refund or document filed or required to be filed under Applicable Law for such Tax.

“Third Party Claim” has the meaning set forth in Section 10.4(a).

“Transaction Documents” means, collectively, the Assignment of Trademarks, the Bill of Sale, the Flow of Funds Memorandum, the Transition Services Agreement, the side letter agreement from Richardson to Purchaser dated as of the date hereof, and any other documents, certificates or agreements delivered in connection herewith.

“Transfer Taxes” has the meaning set forth in Section 7.5(h).

“Transferred Employees” has the meaning set forth in Section 7.3(c).

“Transition Services Agreement” means the Transition Services Agreement in substantially the form attached hereto as Exhibit D.

“Unaudited Annual Financial Statements” has the meaning set forth in Section 4.6.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.

“Withheld Amount” has the meaning set forth in Section 3.7(g).

ARTICLE II

PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

2.1 Sale Assets. At the Closing and in reliance upon the representations, warranties and covenants and subject to the conditions set forth in this Agreement, Sellers shall sell, assign, transfer, convey and deliver to Purchaser or its designees, free and clear of all Liens (other than Permitted Liens, except with respect to the Shares, which shall be delivered free and clear of all Liens), and Purchaser or its designees shall purchase and accept from Sellers, all of Sellers’ right, title and interest in and to all of the Assets owned, used, held or intended for use by Sellers primarily in connection with the Business (collectively, the “Sale Assets”), including the following:

(a) all Receivables;

(b) all Inventory;

(c) all claims, deposits, prepayments, prepaid Assets, refunds (excluding Tax refunds or credits to the extent directly relating to periods ending on or prior to the Closing Date), causes of action, rights of recovery, rights of set off, rights of recoupment and attorney-client work product and other legal privileges as of the Closing Date related to any of the other Sale Assets, including all rights under any property, casualty, workers’ compensation or other insurance policy or related insurance services contract to the extent such rights relate to any Assumed Liability or any casualty affecting any of the Sale Assets;

(d) all Equipment and all third party warranties and guarantees and other similar contractual rights as to third parties held by or in favor of any Seller with respect to any of the Equipment;

(e) all Purchased Contracts;

(f) all Purchased Intellectual Property;

(g) all rights under or pursuant to warranties and guarantees made by suppliers, manufacturers or contractors in connection with products or services provided to a Seller and all other claims and rights against third parties to the extent relating to the Sale Assets or Assumed Liabilities;

(h) all Permits used, held or intended for use by a Seller primarily in connection with the Business to the extent the same, or a right to use the same, are legally capable of being transferred to Purchaser;

(i) all of the respective forms, office supplies, catalogs and warehouse and other supplies, including pallets, strapping and other packaging, production and manufacturing supplies and maintenance supplies used primarily by the Business;

(j) all of the Shares;

(k) all Leases and leasehold interests in the Included Leased Real Property (and deposits on such Leases) set forth on Schedule 2.1(k);

(l) all books, records, ledgers, files, documents, correspondence, lists, specifications, software manuals and program documentation, drawings, advertising and promotional materials, studies, reports, customer and vendor lists and data and any collateral documentation relating to project performance (whether with respect to current projects or projects undertaken or completed within the last five years to the extent available) and customer service and other materials (in whatever form or medium) which relate to the conduct of the Business by Sellers;

(m) all other Assets of Sellers related to the Business that are not specifically set forth herein but that are reflected on the Most Recent Balance Sheet, except for those Assets disposed of after the date of the Most Recent Balance Sheet in the Ordinary Course of Business and not in violation of any provision of this Agreement; and

(n) all goodwill of Sellers associated with the Business or the Sale Assets.

2.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, the Sale Assets will not include, and Purchaser will not acquire or own, any of the following (collectively, the “Excluded Assets”):

(a) the rights of Sellers under or in connection with this Agreement, the Transaction Documents or any related agreement and the consideration to be paid to Sellers under this Agreement, the Transaction Documents or any related agreement;

(b) the issued and outstanding shares of stock of any Subsidiary of any Seller other than the Shares to be sold to Purchaser under this Agreement;

(c) any real property owned, leased, possessed or used by Sellers other than the rights in the Included Leased Real Property included in the Sale Assets;

(d) the originals of minute books, stock transfer records, accounting and other records of Sellers, other than those of the Company;

(e) all federal, state, local and foreign income and other Tax refunds to the extent that such refunds are attributable to any Tax period (or portion thereof) ending on or prior to the Closing Date;

(f) any Asset constituting part of any Seller Plan or Employment Agreement, unless otherwise specifically assumed pursuant to the terms of this Agreement;

(g) cash and cash equivalents;

(h) Contracts listed on Schedule 2.2(h) and Policies and rights thereunder;

(i) all of Sellers’ counterclaims in connection with Retained Liabilities, Excluded Liabilities or any Claim for which Sellers provide indemnification;

(j) copies of all books, records, ledgers, files, documents, correspondence, lists, specifications, software manuals and program documentation, drawings, advertising and promotional materials, studies, reports, customer and vendor lists and data and any collateral documentation relating to project performance (whether with respect to current projects or projects undertaken or completed within the last five years to the extent available) and customer service and other materials (in whatever form or medium) which relate to the conduct of the Business by Sellers solely to the extent related to other businesses of Sellers;

(k) any other Assets of the Business listed on Schedule 2.2(k);

(l) any rights in, relating to, or for use or exploitation of, any trademark, service mark, brand name, certification mark, trade name, corporate name, domain name or other indication of source or origin, that includes, is based on, relates to or is likely to be confused with the term “Richardson,” “Richardson Electronics” or any abbreviation or acronym thereof (the “Excluded Names”); and

(m) Intercompany Receivables.

2.3 Assumed Liabilities. At the Closing, subject to the terms and conditions contained in this Agreement, Purchaser shall assume and agree to discharge and perform when due the following, and only the following, Liabilities of Sellers related exclusively to the Sale Assets and the Business (collectively, the “Assumed Liabilities”):

(a) all Liabilities arising solely from the ownership, possession, use, operation or sale or other disposition after the Closing Date of any of the Sale Assets;

(b) all obligations of Sellers as of the Closing Date for performance after the Closing Date under the executory portion of each of the Contracts and Leases included in the Sale Assets (but not including any Liability for any breach or default thereunder accruing during, arising out of or related to the period on or prior to Closing);

(c) any Liability for product warranty claims allocable to sales of Products by Sellers with respect to any Product (i) sold and delivered by Sellers on or prior to the Closing Date (ii) in Inventory as of the Closing Date, which has been labeled exclusively with a Seller Private Label Product brand, or (iii) sold, directly or indirectly, or offered for sale by Sellers on or prior to the Closing Date as to which the terms of sale, distribution or offer deviate from the standard terms and conditions of Sellers set forth on Schedule 4.15(a) (other than Products which are sold, directly or indirectly, or offered for sale in countries outside of the U.S. and Canada where form sales contracts or purchase orders are not used and terms and conditions are implied (or in form sales contracts or purchase orders where additional terms and conditions are implied) by requirement of Applicable Law) (“Seller Product Claims”) up to the amount of the reserve therefor set forth on the Closing Net Working Capital Statement (it being understood that such reserve includes Liabilities relating both to sales by Sellers in connection with the Business and sales by the Company);

(d) all ordinary course and non-ordinary course payables of Sellers in connection with the Business (excluding Intercompany Payables) accruing on or prior to the Closing Date (“Seller Payables”) up to the amounts therefor (collectively with payables of the Company) set forth on the Closing Net Working Capital Statement; and

(e) all ordinary course employee incentive, payroll, employee commission and vacation benefit plan accruals to the extent set forth on the Closing Net Working Capital Statement.

2.4 Excluded Liabilities. Except for the Assumed Liabilities, all other Liabilities and obligations of Sellers and their Affiliates (collectively, “Excluded Liabilities”) shall be retained by Sellers and their Affiliates and shall not be assumed or discharged by Purchaser, or in the case of Liabilities of the Company included in the Retained Liabilities, will be indemnified, reimbursed and defended pursuant to Article X and shall not be retained by Purchaser. By way of example and not limitation, the Excluded Liabilities shall include the following Seller Liabilities:

(a) all ordinary course and non-ordinary course payables and other Liabilities of Sellers in connection with the Business (excluding Intercompany Payables and other similar Liabilities (which are considered “Excluded Liabilities” pursuant to clause (p) hereof)) accruing on or prior to the Closing Date, in excess of the amounts therefor (collectively with ordinary course and non-ordinary course payables and other Liabilities of the Company) set forth on the Closing Net Working Capital Statement;

(b) all Liabilities to the extent relating in any way to Excluded Assets;

(c) any Liability of any Seller under that certain Amended and Restated Revolving Credit Agreement dated as of October 29, 2004, as amended, between Richardson and certain of its Affiliates as borrowers, and certain lenders and funding agents;

(d) any Liability of any Seller for any Indebtedness, including any Liability of Seller under its line of credit agreement identified and set forth on Schedule 1.1(viii) hereof or any Indebtedness to Richardson or any of its Affiliates;

(e) any Liability or obligation arising out of or relating to any:

(i) former employee, officer, director, Contingent Worker or consultant of any of Sellers or the Company;

(ii) Employee who does not become a Transferred Employee;

(iii) Employee who becomes a Transferred Employee, to the extent such Liability or obligation was incurred or accrued on or prior to the Closing;

(iv) Contingent Worker who was not disclosed as an Employee on Schedule 4.16(a) and who becomes a Transferred Employee due solely to the Acquired Rights Directive; provided, that to the extent Purchaser assumes any post-Closing Liability associated with such workers, Seller shall be responsible to reimburse Purchaser for all such Liabilities; and

(v) Employee who becomes a Transferred Employee, to the extent such Liability or obligation results from any claim brought forth post-Closing where such claim was related to any event which occurred pre-Closing;

(f) any Liability or obligation under, or arising out of, any Seller Plan, regardless of whether such plan, program, policy or scheme covers or relates to any Employee, former employee, officer, director, contingent worker or consultant of the Business, other than ordinary course employee incentive, payroll, employee commission and vacation benefit plan accruals to the extent set forth on the Closing Net Working Capital Statement;

(g) any Liability or obligation of any of Sellers with respect to any Plan or Employment Agreement, unless otherwise specifically assumed pursuant to the terms of this Agreement;

(h) any obligation for any of Sellers’ legal, accounting or other professional fees or expenses related to or in connection with the preparation of this Agreement or the consummation of the transactions herein contemplated;

(i) any Liability, whether contractual or by operation of law, of any Seller or any of their Affiliates for Taxes, including any Liability for Taxes with respect to the Business or the Sale Assets for Tax periods ending on or prior to the Closing Date and for any Straddle Period to the extent allocable to the portion of such period beginning before and ending on the Closing Date;

(j) any matters disclosed or required to be disclosed on Schedule 4.14;

(k) any Liability for product warranty claims allocable to sales of Products by Sellers with respect to any Product (i) sold and delivered by Sellers on or prior to the Closing Date (ii) in Inventory as of the Closing Date, which has been labeled exclusively with a Seller Private Label Product brand, or (iii) sold, directly or indirectly, or offered for sale by Sellers on or prior to the Closing Date as to which the terms of sale, distribution or offer deviate from the standard terms and conditions of Sellers set forth on Schedule 4.15(a) (other than Products which are sold, directly or indirectly, or offered for sale in countries outside of the U.S. and Canada where form sales contracts or purchase orders are not used and terms and conditions are implied (or in form sales contracts or purchase orders where additional terms and conditions are implied) by requirement of Applicable Law), each in excess of the amount of the reserve therefor set forth on the Closing Net Working Capital Statement (it being understood that such reserve includes such Liabilities relating both to sales by Sellers in connection with the Business and sales by the Company), and any Liability for products liability claims with respect to any Product (i) sold and delivered by Sellers on or prior to the Closing Date (ii) in Inventory as of the Closing

Date, which has been labeled exclusively with a Seller Private Label Product brand, or (iii) sold, directly or indirectly, or offered for sale by Sellers on or prior to the Closing Date as to which the terms of sale, distribution or offer deviate from the standard terms and conditions of Sellers set forth on Schedule 4.15(a) (other than Products which are sold, directly or indirectly, or offered for sale in countries outside of the U.S. and Canada where form sales contracts or purchase orders are not used and terms and conditions are implied (or in form sales contracts or purchase orders where additional terms and conditions are implied) by requirement of Applicable Law);

(l) any Liability of Sellers in connection with the Business arising out of or related to any matter disclosed or required to be set forth on the Disclosure Schedules as an exception to or disclosure made pursuant to the representations and warranties made in Section 4.18 to the extent the circumstances giving rise to such Liability occurred on or prior to the Closing Date, but only to the extent of the Liability allocable to the period on or prior to the Closing Date;

(m) all pension Liabilities for ERISA Affiliates;

(n) to the extent not otherwise specified hereunder any Liability arising from or connected with the operation of the Business on or prior to the Closing;

(o) any Liability arising out of any transaction between Sellers in connection with the Business and any Affiliate;

(p) all Liabilities related to the matter listed on Schedule 1.1(ix).

(q) all Intercompany Payables and other similar Liabilities; and

(r) any Liability of any Sellers arising out of or relating to its performance under this Agreement or any Transaction Document (regardless of whether such performance is required on or prior to or after the Closing Date), including any Liability or obligation arising under the indemnification obligations of Sellers under Article VIII any failure by any Seller or any of its Affiliates to comply with the terms of this Agreement.

ARTICLE III

PURCHASE PRICE AND CLOSING

3.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m. (Central time), on a date to be specified by the parties that is no later than the fifth business day following the satisfaction or waiver of the conditions set forth in Articles VIII and IX hereof, other than those which by their nature are required to be satisfied at the Closing, at the offices of Jenner & Block LLP, 330 North Wabash Avenue, Chicago, Illinois, unless another date, time or place is agreed to in writing by the parties. The date on which the Closing actually takes place shall be referred to herein as the “Closing Date”, and the Closing will be effective for all purposes at 11:59 p.m. (Central time) on the Closing Date.

3.2 Initial Consideration. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will deliver to Sellers Eighty Million Dollars ($80,000,000) (the “Initial Consideration”). The Initial Consideration shall be paid by wire transfer of immediately available funds in U.S. dollars to the accounts designated in advance in writing by Sellers, or by such other method as may be agreed among the parties hereto. The Initial Consideration will be reduced by the amount of Company Debt and Company Transaction Expenses and will be allocated in accordance with Section 3.4.

3.3 Adjustment of Initial Consideration.

(a) As promptly as practicable, but no later than ninety (90) days after the Closing Date, Purchaser will prepare and deliver to Sellers an unaudited consolidated balance sheet of the Business as of the close of business on the Closing Date, prepared in accordance with GAAP applied on a basis consistent with that used in the preparation of the Most Recent Balance Sheet which shall also set forth the Net Working Capital as of the close of business on the Closing Date (the “Proposed Net Working Capital Statement”), along with primary supporting documentation; provided, however, that the Proposed Net Working Capital Statement shall not include any Excluded Assets, Excluded Liabilities or Retained Liabilities.

(b) Purchaser agrees to provide Sellers and their accountants supporting documentation and access to the books and records of the Business to the extent reasonably requested by Sellers for purposes of reviewing the contents of the Proposed Closing Net Working Capital Statement, and any related supporting schedules prepared by Purchaser in connection with the preparation of such statement, and will cause appropriate personnel of Purchaser to provide reasonable assistance to Sellers and their representatives in connection with such review. Each party shall pay the costs, if any, of its own accountants and advisors in connection with the Proposed Closing Net Working Capital Statement contemplated by this Section 3.3.

(i) The Proposed Closing Net Working Capital Statement shall be final and binding on the parties unless Sellers shall, within forty-five (45) days following the date of receipt of the Proposed Closing Net Working Capital Statement deliver to Purchaser a written notice of objection (the “Adjustment Notice”) with respect to the Proposed Closing Net Working Capital Statement. The Adjustment Notice shall specify in reasonable detail the proposed adjustment amounts arising from disputed items on the Proposed Closing Net Working Capital Statement and describe in reasonable detail the basis for the disputed items. Sellers shall be deemed to have agreed with respect to all items and amounts contained in the Proposed Closing Net Working Capital Statement not identified in a timely submitted Adjustment Notice.

(ii) If an Adjustment Notice is delivered, the parties shall consult with each other with respect to the disputed items and attempt in good faith to resolve the dispute within thirty (30) days after delivery of the Adjustment Notice. If the parties are unable to reach agreement within such thirty (30)-day period, either Purchaser or Sellers may refer any unresolved disputed items to a mutually agreed-upon independent accounting firm (the “Independent Accountant”). The Independent Accountant shall be directed to render a written report as promptly as practicable (in accordance with the procedures set forth in subsection (iii) below) on the unresolved disputed items and to resolve only those issues of dispute set forth in the Adjustment Notice and to make such modifications, if any, to the Proposed Closing Net Working Capital Statement as shall reflect such determination.

The determination by the Independent Accountant of any item in dispute shall not, however, be in excess of, nor less than, the greatest or lowest value, respectively, claimed for that particular item in the Proposed Closing Net Working Capital Statement, in the case of Purchaser, or in the Adjustment Notice, in the case of Sellers. The Independent Accountant shall have no right to make any determination with respect to the undisputed portions of the Proposed Closing Net Working Capital Statement, and no such determination with respect to the undisputed portions of the Proposed Closing Net Working Capital Statement shall be binding on Sellers or Purchaser. The resolution of the dispute by the Independent Accountant shall be final and binding on the parties. The fees and expenses of the Independent Accountant shall be borne 50% by Sellers and 50% by Purchaser.

(iii) Not later than thirty (30) days after the engagement of the Independent Accountant (as evidenced by its written acceptance by facsimile or otherwise to the parties), the parties shall submit simultaneous briefs to the Independent Accountant (with a copy to the other party) setting forth their respective positions regarding the issues in dispute and their respective calculations of the Proposed Closing Net Working Capital Statement. Rebuttal briefs shall be submitted simultaneously by the parties within fifteen (15) days after the submission of the initial briefs. The Independent Accountant shall be instructed to use GAAP applied on a basis consistent with that used in the preparation of the Most Recent Balance Sheet in connection with its determination hereunder and shall render its decision resolving the dispute within thirty (30) days after submission of the rebuttal briefs. If additional or other information is required by the Independent Accountant, the Independent Accountant shall give notice thereof to the parties as soon as practicable before the expiration of such thirty (30)-day period, and the parties shall promptly respond; provided, however, that, without the written consent of Sellers and Purchaser, no request for additional or other information shall act as an extension of the thirty (30)-day period in which the Independent Accountant must render its decision.

(c) In the event that the amount of the Net Working Capital, as finally determined based on the Closing Net Working Capital Statement is less than $31,000,000, Sellers shall pay to Purchaser the amount of such difference in accordance with Section 3.3(e). For the avoidance of doubt, there shall be no adjustment to the Initial Consideration to the extent that Net Working Capital is more than $31,000,000. As used herein, the “Closing Net Working Capital Statement” shall be (i) the Proposed Closing Net Working Capital Statement as adjusted in accordance with this Section 3.3 in the event Sellers submit an Adjustment Notice to Purchaser in accordance with Section 3.3(b) and an adjustment is finally determined to result therefrom in accordance with this Section 3.3, or (ii) the Proposed Closing Net Working Capital Statement in the event Sellers do not submit an Adjustment Notice to Purchaser in accordance with Section 3.3(b). Any payment made pursuant to this Section 3.3 shall include interest accrued thereon since the Closing Date. During any calendar month (or part of a calendar month) in which such interest accrues, the interest rate used in calculating the interest payment shall equal the London Interbank Offered Rate for six-month dollar deposits on the Closing Date.

(d) The purpose of this Section 3.3 is to determine the final Consideration to be paid by Purchaser under this Agreement. Accordingly, any adjustment pursuant to this Section 3.3 shall not be deemed to be an indemnification pursuant to Article X of this Agreement, nor preclude either party from exercising any indemnification rights pursuant to Article X of this Agreement.

(e) Any payment pursuant to this Section 3.3 will be made within five (5) business days following the final determination of the amount thereof in accordance with Section 3.3. Any payment pursuant to this Section 3.3 will be paid by wire transfer of immediately available funds to the account designated in writing by Purchaser. Any payment pursuant to this Section 3.3 will be treated by the parties as an adjustment to the Initial Consideration, and the Initial Consideration, as so adjusted, shall be referred to herein as the “Consideration”.

3.4 Allocation of Consideration. Set forth on Schedule 3.4 is the allocation of Consideration and the amount of Assumed Liabilities among the Sale Assets and the Shares. Purchaser and Sellers will report the allocation of the Consideration to such item(s) in their respective Tax Returns and for other purposes in a manner consistent with such agreed allocation, will each promptly inform one another in writing of any challenge by any Governmental Entity to such agreed allocation, will consult with and keep one another informed with respect to the status of any such challenge, and will take no position inconsistent with such agreed allocation in any audit or similar proceeding unless required to do so by a Governmental Entity.

3.5 Documents to be Delivered by Sellers. At the Closing, or at such place at the Closing time between their respective representatives as agreed with respect to the items specified in Section 3.5(e), Sellers shall deliver to Purchaser:

(a) a duly executed counterpart of a Bill of Sale transferring the Sale Assets and Assumed Liabilities to Purchaser, free and clear of any and all Liens (other than Permitted Liens);

(b) stock certificates representing all of the Shares, including duly executed stock powers in proper form for transfer and evidence that Purchaser is entered on the register of members of the Company kept pursuant to the Companies Act (Nova Scotia) (the “Register”) as the holder of the Shares;

(c) a duly executed counterpart of the Assignment of Trademarks;

(d) a duly executed counterpart of the Transition Services Agreement;

(e) such other certificates, deeds, transfer agreements, bills of sale, invoices, endorsements, assignments, affidavits, Tax certificates, and other good and sufficient instruments of sale, assignment, conveyance and transfer, as are reasonably requested by Purchaser or its designees to effectively convey to Purchaser or its designees good and marketable right, title and interest in and to all of the Sale Assets, free and clear of any and all Liens other than Permitted Liens;

(f) a certified copy of the resolutions of the Board of Directors of each of Sellers and the Company, authorizing and approving this Agreement, the transfer of the Shares and Sale Assets to Purchaser and all other transactions and agreements contemplated hereby;

(g) copies of all Required Consents;

(h) any documentation available and necessary for the use of the proprietary software of the Business including all passwords and codes;

(i) evidence that all security interests (excluding Permitted Liens), if any, granted by any Seller with respect to the Business Assets to secure payment of Indebtedness for borrowed money shall have been released and terminated or upon repayment of such Indebtedness, will immediately be released and terminated;

(j) a certificate from an officer of each of Sellers and the Company, given by such on officer on behalf of each of Sellers and the Company and not in his individual capacity, to the effect that the conditions set forth in Sections 8.1 through 8.4 have been satisfied;

(k) a certificate from the Governmental Entity in each jurisdiction of each Seller and the Company as to the good standing of each Seller and the Company if applicable in the relevant jurisdiction;

(l) a completed nonforeign affidavit pursuant to Section 1445(b)(2) of the Code;

(m) written resignations of the directors and officers of the Company;

(n) titles to the vehicles owned, used, held or intended for use by any of Sellers primarily in connection with the Business;

(o) any executed waivers and releases or payoff letters provided by the lenders under that certain Amended and Restated Credit Agreement dated as of October 29, 2004 and any other third party lenders and UCC termination statements (or their foreign analogs) or other releases as may be required by Purchaser to evidence the satisfaction of the Business’s debt and effect the release of all Liens, other than Permitted Liens;

(p) corporate record books and stock record books of the Company;

(q) a duly executed counterpart of the Flow of Funds Memorandum;

(r) such other documents evidencing the existence and authority of Sellers to enter into this Agreement and the Transaction Documents and consummate the transactions contemplated hereby and thereby as Purchaser may reasonably request; and

(s) evidence of the assignment by Seller to Purchaser of the agreements on Schedule 3.5(s).

3.6 Payment and Documents to be Delivered by Purchaser. At the Closing, or at such place at the Closing time between their respective representatives as agreed with respect to the items specified in Section 3.5(e), Purchaser shall deliver:

(a) the Initial Consideration as set forth in Section 3.2;

(b) a duly executed counterpart, where applicable, of the items specified in Section 3.5(e);

(c) duly executed counterparts of the Assignment of Trademarks;

(d) a duly executed counterpart of the Transition Services Agreement;

(e) a certificate from an officer of Purchaser, given by him on behalf of Purchaser and not in his individual capacity, to the effect that the conditions set forth in Sections 9.1, through 9.3 have been satisfied;

(f) properly prepared and executed sales tax resale certificates for all Inventory located in each state where a sales tax resale certificate is required by Applicable Law;

(g) a duly executed counterpart of the Flow of Funds Memorandum; and

(h) such other documents evidencing the existence and authority of Purchaser to enter into this Agreement and the Transaction Documents and consummate the transactions contemplated hereby and thereby as Sellers may reasonably request.

3.7 Canadian Tax Matters. Sellers, the Company and Purchaser covenant and agree as follows:

(a) Sellers and the Company shall take all reasonable steps to obtain and deliver to Purchaser on or before the Closing Date a certificate issued by the Canada Revenue Agency (“CRA”) under subsection 116(2) of the Income Tax Act (Canada) (the “Canada Tax Act”) in respect of the disposition of the Shares in form and substance acceptable to Purchaser, acting reasonably;

(b) if a certificate is so delivered to Purchaser, Purchaser shall be entitled to withhold from the Initial Consideration twenty-five percent (25%) of the amount, if any, by which the Initial Consideration payable for the Shares, as set out on Schedule 3.7(b) (the “Initial Shares Purchase Price”), exceeds the certificate limit indicated on such certificate;

(c) if a certificate is not so delivered, Purchaser shall be entitled to withhold from the Initial Consideration an amount equal to twenty-five percent (25%) of the Initial Shares Purchase Price;

(d) where Purchaser has withheld any amount under paragraphs (b) or (c) and Sellers deliver to Purchaser, after the Closing Date and on or before the day that is no less than three business days before the 30th day after the end of the month in which Purchaser acquired the Shares (the “Remittance Deadline”), a certificate issued by the Minister of National Revenue under subsection 116(2) or 116(4) of the Canada Tax Act, Purchaser,

(i) shall, in the case of a certificate issued by the CRA under subsection 116(2) of the Canada Tax Act, remit to the Receiver General for Canada twenty-five percent (25%) of the amount, if any, by which the Initial Shares Purchase Price exceeds the certificate limit fixed in such certificate; and

(ii) shall pay forthwith to Sellers any amount that Purchaser has withheld and is not required to pay to the Receiver General for Canada in accordance with subparagraph (i) above, as well as interest earned on any withheld funds (net of applicable withholding tax);

(e) where Purchaser has withheld any amount under paragraph (b) or (c) and no certificate has been delivered to Purchaser by Sellers on or before the Remittance Deadline in accordance with paragraph (d), subject to paragraph (f), such amount shall be remitted by Purchaser to the Receiver General for Canada (for greater certainty, Purchaser shall not remit any amount until after the Remittance Deadline), and interest earned on any withheld funds shall be promptly paid to Sellers (net of applicable withholding tax);

(f) where Purchaser has withheld any amount under paragraphs (b) or (c) and no certificate has been delivered to Purchaser by Sellers on or before the Remittance Deadline in accordance with paragraph (d), no amount shall be remitted by Purchaser to the Receiver General for Canada if Sellers deliver to Purchaser, on or before the Remittance Deadline, a comfort letter issued by the CRA in form and substance satisfactory to Purchaser extending the time period under which Purchaser is required to remit an amount in respect of the Consideration;

(g) where Purchaser has withheld any amount under this Section (the “Withheld Amount”) and Sellers have delivered to Purchaser a comfort letter as described in paragraph (f), Purchaser shall continue to withhold such amount until it is either (i) paid to Sellers (together with any interest earned thereon, net of applicable withholding tax), which shall occur upon delivery by Sellers to Purchaser of a certificate issued by the CRA under either subsection 116(2) or 116(4) of the Canada Tax Act (except that in the case of a certificate issued under subsection 116(2) of the Canada Tax Act, Purchaser shall withhold and remit to the Receiver General for Canada the amount, if any, by which the Withheld Amount exceeds twenty-five percent (25%) of the certificate limit); or (ii) remitted to the Receiver General for Canada for the account of Sellers if notified to do so by the CRA (provided that any interest earned thereon shall be for the account of Sellers and shall be paid to Sellers net of applicable withholding tax);

(h) the Withheld Amount, if any, shall be converted into Canadian dollars on the Closing Date and shall be paid to and held by Purchaser in trust, and invested by it in one or more investments, the interest on which is not subject to Canadian withholding tax under Part XIII of the Canada Tax Act and which investments are otherwise agreed to by Sellers and Purchaser from the date of receipt, until paid to Sellers (together with any interest earned thereon) or remitted to the Receiver General for Canada for the account of Sellers in accordance with this Section;

(i) if the Consideration payable for the Shares is increased after the Closing Date in accordance with Section 3.3 to an amount that exceeds the amount designated as “proceeds of disposition” on the most recent certificate issued by the CRA under subsection 116(4) of the Canada Tax Act, or, if no such certificate has been issued, the certificate limit on the most recent certificate issued by the CRA under subsection 116(2) of the Canada Tax Act, Sellers shall

(i) take all reasonable steps to obtain and deliver to Purchaser on or before the 5th business day following the final determination of the Consideration payable for the Shares a certificate issued by the CRA under Section 116 of the Canada Tax Act in respect of the disposition of the Shares in form and substance acceptable to Purchaser, acting reasonably, with either proceeds of disposition or a certificate limit at least equal to the Consideration payable for the Shares (as adjusted);

(ii) if a certificate is not so delivered to Purchaser, Purchaser shall be entitled to withhold from any payment made by Purchaser to Sellers twenty-five percent (25%) of the amount by which the Consideration payable for the Shares (as adjusted) exceeds the greater of (a) the Initial Shares Purchase Price, and (b) the certificate limit or the proceeds of disposition, as applicable, indicated on the most recent certificate issued by the CRA under Section 116 of the Tax Act and delivered by Sellers to Purchaser in respect of the disposition of the Shares; and

(iii) where Purchaser has withheld any amount under (ii), the provisions of paragraph (d) through (h) of this Section 3.7 shall apply, modified as the circumstances require, to such withheld amount; and

(j) all amounts remitted to the Receiver General for Canada or paid to Sellers in accordance with the provisions of this Section 3.7 shall be credited to Purchaser as a payment on account of the Consideration at the inverse of the foreign exchange rate used to convert the Withheld Amount into Canadian dollars.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY

Sellers and the Company jointly and severally represent and warrant to Purchaser as of the date hereof and the Closing Date (with the intention that these representations and warranties are also made for the express benefit of any designee of Purchaser acquiring the Business Assets or Assumed Liabilities) as follows:

4.1 Organization; Authority; Binding Obligation; Capitalization.

(a) Each of Sellers and the Company are duly organized, validly existing and in good standing (to the extent such concept is applicable in such Seller’s or the Company’s jurisdiction of organization) under Applicable Laws of the jurisdiction of its organization, and each of Sellers and the Company have all requisite power and authority to conduct the Business as presently conducted and as presently proposed by Sellers and the Company to be conducted. Each of Sellers and the Company are duly qualified or licensed to transact business as a foreign entity and are in good standing (to the extent such concept is applicable in the applicable jurisdiction) in each jurisdiction that requires such qualification or license for the conduct of the Business, except in such jurisdictions where the failure to be so qualified or licensed could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Schedule 4.1(a) sets forth a complete and correct list of all jurisdictions in which each of Sellers and the Company are qualified or licensed to do business and in which they conduct the Business. True and complete copies of the organizational documents and minute books of the Company have previously been provided to Purchaser.

(b) Each of Sellers and the Company have all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance of its obligations under this Agreement and each of the Transaction Documents to which a Seller or the Company is a party have been duly authorized by all requisite action on the part of such Seller or the Company. This Agreement and each Transaction Document has been duly executed and delivered by the applicable Sellers and the Company and constitutes a legal, valid and binding obligation of such Sellers and the Company, enforceable in accordance with its terms (except as enforceability may be limited in the exercise of judicial discretion through the application of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Applicable Laws of general applicability relating to or affecting creditors’ rights).

(c) The authorized and issued capital stock of the Company consists of 90,000 shares of capital stock, without nominal or par value, of which 100 shares (constituting all of the Shares), and no more, are issued and outstanding. All of the Shares are registered and beneficially owned by Burtek Systems B.V. and will be free and clear of any Liens at the time of Closing. The Shares have been duly authorized and validly issued and are fully paid and non-assessable. No legend or other reference to any purported Lien appears upon any certificate representing any Shares. There are no Contracts (i) relating to the issuance, purchase, sale, or transfer of any equity securities or other securities of the Company, (ii) to the ownership of any securities of the Company which would restrict or relate to the Company’s ability to vote or transfer the Shares or require the purchase of additional Shares of the Company by Purchaser or (iii) that would permit any Person to acquire any direct or indirect equity or ownership interest in the Company and none of the organizational documents of any Seller contains any such terms. None of the Shares were issued in violation of any Applicable Law, any preemptive rights or rights of first refusal. The Company does not own, nor have any Contract to acquire, any equity securities or other securities of any Person and has no Subsidiaries or any direct or indirect equity or ownership interest in any other business and no Person has any Contract or other right to acquire any direct or indirect equity or ownership interest in the Company. There are no securities of the Company convertible into or exchangeable for other securities of the Company. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. Upon payment in full of the Initial Consideration pursuant to Section 3.2, good, valid and marketable title to the Shares will pass to Purchaser, free and clear of all Liens, and with no restrictions on the voting rights or other incidents of record and beneficial ownership of such Shares. None of the Shares are subject to any voting trust, proxy, Contract, obligation, undertaking or arrangement with respect to the voting, dividend rights, preferences, sale, acquisition, issuance, redemption, registration, transfer or other disposition of any such Shares. No Person other than Burtek Systems B.V. and its Affiliates is entitled to any portion of the Consideration in connection with the sale of the Shares.

4.2 Noncontravention; Consents.

(a) Except as set forth on Schedule 4.2(a), neither the execution and delivery or disclosure by any Seller or the Company of this Agreement or any of the Transaction Documents to which such Seller or the Company is a party, nor the consummation by any Seller or the Company of the transactions contemplated hereby or thereby, does or will: (i) violate or conflict with any provision of the articles of incorporation, certificate of formation, bylaws, operating agreement or other organizational document of any Seller or the Company; (ii) materially violate any Applicable Law or Order to which any Seller or the Company is a party or by which any Seller, the Company, the Business or any of the Business Assets or Assumed Liabilities may be subject; (iii) constitute a violation or breach of, be in conflict with, constitute or create (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) of any obligation under any Material Contract; (iv) cause the Business to lose any material benefit or give rise to any material obligation; or (v) result in the creation or imposition of any material Indebtedness or Liens upon or with respect to the Business or any of the Business Assets.

(b) Except as set forth on Schedule 4.2(b) and except for compliance with Antitrust Laws, no material Consents, Permits, notices to, or filings with, any Governmental Entity or third party are required for the consummation by any Seller or the Company of the transactions contemplated hereby or by the Transaction Documents to which each is a party.

4.3 Title and Condition of Assets; Sufficiency. Sellers and the Company have, and Purchaser shall receive at Closing, good and marketable title to all of the Business Assets which Sellers or the Company purport to own, and Sellers and the Company have, and Purchaser shall receive at Closing, good leasehold title to those Business Assets which they purport to lease, in each case free and clear of all Liens other than Permitted Liens. The Business Assets have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear). Except as set forth on Schedule 4.3, and except for Excluded Assets, all of Sellers’ Assets used or held for use in connection with the Business are included in the Sale Assets, and the Business Assets include all Assets reflected on the Most Recent Balance Sheet, other than those disposed of in compliance with Section 4.8 or in accordance with Section 6.3. Except for those Seller Assets used to provide Transition Services (as defined in the Transition Services Agreement) pursuant to the Transition Services Agreement, the Business Assets include all Assets necessary to conduct the Business as presently conducted. For the avoidance of doubt, notwithstanding any disclosures made pursuant to the representations and warranties of this Article IV, Sellers and the Company agree that all Liens other than Permitted Liens shall be discharged or released in full at or prior to Closing.

4.4 Equipment. Set forth on Schedule 4.4(a) is a true and correct list of all capital Assets including, machinery, equipment, furnishings, fixtures (subject to applicable Lease terms and Applicable Laws relating to the Leases), office equipment (including desktop computers, laptop computers, printers, and wireless devices (excluding devices owned by the Employees)), motor vehicles, and other supplies and spare and repair parts, stores and other tangible personal property (whether owned or leased) (including telecommunications, information technology and networking hardware) used primarily by the Business (the “Equipment”), which is valued in excess of $3,000, or in the case of desktop computers, laptop computers, printers and wireless devices (excluding devices owned by the Employees), regardless of value. Schedule 4.4(b) sets forth a list of facilities from which the Business operates and the categories of Equipment within each facility that will be included in the Sale Assets or excluded from the Sale Assets, as appropriate.

4.5 Inventory. The Inventory is of a quality and quantity that is usable and saleable in the Ordinary Course of Business consistent with past practice, subject to the reserve for Inventory writedown reflected on the Most Recent Balance Sheet, which is a normal and customary allowance in the industry for lost, damaged and outdated items. Except as set forth on Schedule 4.5, and other than with respect to Permitted Liens, all items included in the Inventory are the property of a Seller or the Company, will not be subject to any retention of title claims as of Closing, have not been pledged as collateral, are not held by a Seller or the Company on consignment from others, and conform in all material respects to all standards applicable to such Inventory or its use or sale imposed by Governmental Entities.

4.6 Financial Statements; Internal Controls Over Financial Reporting.

(a) Schedule 4.6 sets forth the unaudited statements of income of the Business for the fiscal years ended June 3, 2006, May 28, 2005 and May 29, 2004 and the unaudited balance sheet of the Business as of June 3, 2006 (the “Unaudited Annual Financial Statements”), as well as the unaudited balance sheet as of March 3, 2007 (the “Most Recent Balance Sheet”) and unaudited statement of income of the Business for the nine (9) month period ended March 3, 2007 (collectively with the Most Recent Balance Sheet and the Unaudited Annual Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the financial position of the Business and the Company as of such dates and the results of operations for the periods to which they relate, in accordance with GAAP consistently applied. The Financial Statements are prepared from, and consistent with, the books and records of the Business and the Company and are accurate and complete in all material respects.

(b) As required by Rule 13a-15 of the Exchange Act, Sellers and the Company have established and maintain (i) internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), which is designed to provide reasonable assurance regarding the reliability of financial reporting of the Business and the Company and the preparation of financial statements for external purposes in accordance with GAAP and (ii) disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), which are designed to ensure that all material information required to be disclosed by Richardson pursuant to Applicable Law is accumulated and communicated to management of the Business and the Company, as appropriate to allow timely decisions regarding required disclosure.

4.7 Accounts Receivable. Each of the Receivables (a) represents a bona fide arm’s length sale in the Ordinary Course of Business, (b) constitutes a valid claim of a Seller or the Company as of Closing, free and clear of all Liens (other than Permitted Liens), (c) is not subject to any material claim or setoff or other defense or counterclaim, other than warranty claims incurred in the Ordinary Course of Business and (d) can legally be transferred in accordance with its terms.

4.8 Events Subsequent to Most Recent Balance Sheet. Since March 3, 2007, there has not been any Material Adverse Effect on the Business Assets. Without limiting the generality of the foregoing, for the period commencing March 4, 2007 through the present, in connection with the Business:

(a) no third party has accelerated, terminated, made material modifications to, or canceled any Material Contract to which any Seller or the Company is a party or by which any Seller or the Company is bound;

(b) neither any Seller nor the Company has experienced any material damage, destruction or loss (whether or not covered by insurance) to any Business Assets;

(c) there has not been any strike, work stoppage or slowdown;

(d) none of the Sellers or the Company has taken any action that if taken after the date hereof would constitute a violation Section 6.3; and

(e) neither any Seller nor the Company has committed to do any of the foregoing except as contemplated by this Agreement or as agreed to in writing by Purchaser.

4.9 Undisclosed Liabilities. Neither Sellers nor the Company have any material Liabilities in connection with the Business, except for (a) Liabilities set forth on the Most Recent Balance Sheet, (b) the Excluded Liabilities, (c) the Retained Liabilities of the Company, and (d) the Assumed Liabilities, in the case of (b) and (c), for which Sellers will provide indemnification pursuant to Article X.

4.10 Compliance with Applicable Laws. Except as set forth on Schedule 4.10:

(a) each of the Sellers and the Company is, and at all times since January 1, 2002 has been, in compliance in all material respects with each Applicable Law to which it, (with respect to the Business), the Business, the Business Assets or the Assumed Liabilities is or may be subject in connection with the Business, provided, however, that the foregoing representation and warranty is not made as to compliance with those Applicable Laws to the extent addressed by representations and warranties contained in Sections 4.11, 4.12, 4.16, 4.17, 4.18, 4.23, 4.27, 4.28, and 4.29;

(b) none of Sellers or the Company nor, to the Knowledge of Sellers, any of their respective managers, officers, directors, employees or agents (including sales representatives and consultants) has in connection with the Business (i) used any corporate or other funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or accepted any unlawful payment to foreign or domestic government officials or Employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the Corruption of Foreign Public Officials Act (Canada) or other similar Applicable Law, or (iii) made or accepted any other unlawful payment, contribution, expenditure or gift,

(c) each of the Sellers and the Company is (in connection with the Business) in compliance with all United States, Canadian and other local Applicable Laws relating to import and export controls and (i) to the Knowledge of Sellers, neither any Seller nor the Company has, since January 1, 2002 violated any such laws or made a voluntary disclosure with respect to violations of such Applicable Laws; (ii) presently is not the subject of, and since January 1, 2002, has not been the subject of an investigation, inquiry, audit, compliance assessment, focused assessment, penalty proceeding, claim for alleged or actual underpayment of duties, fees or Taxes or other amounts, suspension of export privileges, government sanction or other enforcement action; and (iii) the Company has not made or provided any material false statement or omission to any Governmental Entity or to any customer in connection with importation or exportation of merchandise, including valuation, classification, duty treatment, eligibility for favorable duty rates or other special treatment, country-of-origin declaration or marking, export licensing, or any other matter arising out of Applicable Laws pertaining to import and export controls.

4.11 Tax Matters.

(a) Except as set forth on Schedule 4.11(a), since the earlier of (i) the earliest open tax year of such Seller or the Company, as applicable, and (ii) the latest fiscal year beginning more than five years prior to the date hereof, each Seller and the Company has timely filed all material Tax Returns that it was required to file with respect to the Company, the Business and the Business Assets, all such Tax Returns were correct and complete in all material respects and all Taxes (including all installments on account of Taxes for current periods) owed by each Seller and the Company with respect to the Company, the Business and the Business Assets (whether or not shown on such Tax Returns) have been timely paid in full.

(b) Since the earlier of (i) the earliest open tax year of such Seller or the Company, as applicable, and (ii) the latest fiscal year beginning more than five years prior to the date hereof, each of the Company, Richardson and, to the Knowledge of Sellers, the other Sellers has timely withheld and paid all Taxes required by Applicable Law to have been withheld and paid with respect to amounts paid or owing to any employee, independent contractor, creditor or other third party in connection with the Business.

(c) Since the earlier of (i) the earliest open tax year of such Seller or the Company, as applicable, and (ii) the latest fiscal year beginning more than five years prior to the date hereof, each of the Company, Richardson and, to the Knowledge of Sellers, the other Sellers has duly and timely collected all amounts on account of any VAT, GST, sales and other Taxes, including goods and services, required by Applicable Law to be collected by it and has duly and timely remitted to the appropriate Tax Authority any such amounts required by Applicable Law to be remitted by it with respect to the Company, the Business or the Business Assets.

(d) There are no Liens for Taxes upon the Company or the Business Assets other than Permitted Liens.

(e) Except as set forth on Schedule 4.11(e), since the earlier of (i) the earliest open tax year of such Seller or the Company, as applicable, and (ii) the latest fiscal year beginning more than five years prior to the date hereof, none of the Company, Richardson and, to the Knowledge of Sellers, the other Sellers has outstanding any waiver of any statute of limitations with respect to Taxes or any extension of time with respect to a Tax assessment or deficiency, with respect to the Company, the Business or the Business Assets.

(f) Except as set forth on Schedule 4.11(f), all income and capital taxes of the Company have been filed and assessed by the relevant Tax Authorities and notices of assessment have been issued to the Company by the relevant Tax Authorities for all taxation years or periods ending prior to and including the taxation year or period ended May 31, 2006.

(g) All sales (including goods and services, harmonized sales and provincial or territorial sales) Taxes of the Company have been filed with the relevant Tax Authorities for all taxation years or periods ending prior to and including the taxation year or period ended February 28, 2007.

(h) Except as set forth on Schedule 4.11(h), none of the Company, Richardson and, to the Knowledge of Sellers, the other Sellers has been notified in writing of any Tax Authority’s intent to open an audit or other review, to propose an adjustment of Taxes or to claim that such Seller or the Company is subject to Tax in a jurisdiction in which it does not file Tax Returns, with respect to the Company, the Business or the Business Assets.

(i) Each Seller of any U.S. real property interest (within the meaning of Section 897 of the Code) is a “United States person” within the meaning of the Code.

(j) Since the earlier of (i) the earliest open tax year of such Seller or the Company, as applicable, and (ii) the latest fiscal year beginning more than five years prior to the date hereof, there are no outstanding Orders, rulings or requests for rulings with any Tax Authority relating to the Company, Richardson or, to the Knowledge of Sellers, the other Sellers with respect to the Company, the Business or the Business Assets.

(k) None of the Business Assets: (i) is property that a Seller is required to treat as being owned by any other Person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code; (ii) is required to be depreciated under the alternative depreciation system under Section 168(g)(2) of the Code; or (iii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(l) None of the Assumed Liabilities (i) is an obligation to compensate any Person for excise or other additional Taxes arising under Code Section 409A or any similar provision of Applicable Law or (ii) will not be deductible under Section 280G or 162(m) of the Code.

(m) The Company is not a party to any Tax sharing, allocation, indemnity or other similar Contract and does not have Liability for Taxes of any other Person.

(n) The Company is not presently required and will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any transaction with any Affiliate of a Seller, (iii) any installment sale or open transaction disposition made on or prior to the Closing Date or (iv) a prepaid amount received on or prior to the Closing Date (or under any provision of Applicable Law of any jurisdiction with consequences similar to those described in clauses (i) through (iv) of this Section 4.11(n)).

(o) For all transactions between the Company and any non-resident Person with whom the Company was not dealing at arm’s length during a taxation year commencing after 1998 and ending on or before the Closing Date, the Company has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Canada Tax Act.

(p) The Company is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services Tax and harmonized sales tax and under Division I of Chapter VIII of Title I of the Quebec Sales Tax Act with respect to the Quebec sales tax, and the registration numbers of the Company are set forth on Schedule 4.11(p).

(q) None of the Sale Assets other than the Shares are “taxable Canadian property” for purposes of the Canada Tax Act.

4.12 Intellectual Property.

(a) The Purchased Intellectual Property, together with the Intellectual Property licensed to Sellers or the Company pursuant to a written Contract as set forth on Schedule 4.12(a)(i) (the “Licensed Intellectual Property”), includes all of the Intellectual Property owned, used or intended for use by Sellers and the Company primarily in connection with the Business or otherwise necessary to conduct the Business. Sellers have previously made available to Purchaser correct and complete copies of each Contract set forth or required to be set forth on Schedule 4.12(a).

(b) The operation of the Business as currently conducted does not infringe, misappropriate or otherwise make any unlawful or unauthorized use of any Intellectual Property of any Person. Except as set forth on Schedule 4.12(b), the Active Intellectual Property does not interfere with, infringe upon, misappropriate or violate any Intellectual Property of any Person in any Relevant Jurisdiction, and, except as set forth on Schedule 4.12(b), none of the directors or officers of Sellers or the Company have ever received any charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation or unlawful or unauthorized use (including any claim that Sellers or the Company must license or refrain from using any Intellectual Property rights of any third party) of the Active Intellectual Property. Neither Sellers nor the Company have received any unsolicited offers to obtain a license to Intellectual Property owned by another Person. Except as set forth on Schedule 4.12(b), no other Person is infringing, misappropriating or otherwise making any unlawful or unauthorized use of any Active Intellectual Property in any Relevant Jurisdiction, or any Licensed Intellectual Property for which Sellers or the Company have the right to enforce. Except as set forth on Schedule 4.12(b), since January 1, 2002, neither Sellers nor the Company have sent a notice in writing alleging any infringement, misappropriation, unlawful or unauthorized use of any Purchased Intellectual Property, or any Licensed Intellectual Property for which Sellers or the Company have the right to enforce.

(c) Except as set forth on Schedule 4.12(b), to the Knowledge of Sellers, Sellers or the Company own exclusively, all Purchased Intellectual Property and have the right to assign, all right, title and interest in and to the Purchased Intellectual Property, free and clear of all Liens (other than Permitted Liens). Immediately subsequent to the Closing, the Purchased Intellectual Property shall be owned and available for use and assignment and recordation by Purchaser and the Company in the same manner in which Sellers and the Company owned and used the Purchased Intellectual Property immediately prior to the Closing, and the Licensed Intellectual

Property shall be licensed to and available for use by Purchaser in the same manner in which Sellers and the Company owned and used the Licensed Intellectual Property immediately prior to the Closing, in each case without the imposition or triggering of any additional obligations, restrictions or limitations. Neither Sellers nor any of their Affiliates have assigned to any Person any Intellectual Property used in the Business as conducted as of the date hereof, as of the Closing Date or as presently contemplated to be conducted. None of the Purchased Intellectual Property is subject to any outstanding Order, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Sellers, is threatened which challenges the legality, validity, enforceability, use, or ownership of any Purchased Intellectual Property. Except as set forth on Schedule 4.12(b), the Business has never agreed to indemnify any Person for or against any infringement, misappropriation, or other unlawful or unauthorized use of Active Intellectual Property in any Relevant Jurisdiction.

(d) Sellers and the Company have taken commercially reasonable steps to maintain and protect all of Active Intellectual Property in each Relevant Jurisdiction so as not to adversely affect the validity or enforceability thereof, and to the Knowledge of Sellers no loss or expiration of any of the Active Intellectual Property is threatened, pending or reasonably foreseeable, except for Active Intellectual Property expiring at the end of its statutory term (and not as a result of any act or omission by a Seller or the Company, including a failure to pay any required maintenance fees). Neither Sellers nor the Company have disclosed any Purchased Intellectual Property of a confidential nature (including trade secrets and source code) to any Person not employed by any of Sellers or the Company. None of the Purchased Intellectual Property has been adjudged invalid or unenforceable and to the Knowledge of Sellers all of the Active Intellectual Property is valid and enforceable in each Relevant Jurisdiction. For all Purchased Intellectual Property that is covered or evidenced by an application or registration of any kind in any country, recorded title to such application or registration has been updated to and is in the name of Sellers or the Company as of the Closing Date.

(e) Neither Sellers nor the Company are required to make or accrue any royalty or other payment to any third party in connection with the Business or the Purchased Intellectual Property.

4.13 Contracts.

(a) Except for the Leases listed or required to be listed in Schedule 2.1.(k) and the Contracts listed in Schedule 4.13(a) (collectively with such Leases, the “Material Contracts”), neither the Company nor any Seller is a party to or otherwise bound by the following (whether written or oral) primarily in connection with the Business:

(i) any agreement pursuant to which the Business (A) uses any Intellectual Property of any other Person (other than unmodified, commercially available, off-the-shelf computer software that (1) has a replacement cost per license agreement (for all of the Business’s end users of such software) of less than $10,000 per year or (2) all of such excluded software together has an aggregate replacement cost of $50,000 or less), (B) incorporates any Intellectual Property of any other Person in any of its Products, (C) granted or agreed to grant any other Person the right to use any material Intellectual Property, or (D) developed or had developed any material Intellectual Property, (E) assigned or agreed to assign ownership of any material Intellectual Property;

(ii) any distributor, employment, severance or retention Contract, manufacturer’s representative Contract, or any consultant, representative, franchise, development broker or sales agent Contract;

(iii) any bailment, consignment or other similar arrangement, including as may relate to Inventory, Equipment or other Assets of any customer, supplier or third party;

(iv) any Contract for the purchase of materials, components, supplies, equipment or services (A) involving payment by the Business of more than $50,000 over the life of the Contract or having a term of twelve (12) months or longer, (B) pursuant to which the Business has agreed to purchase all of its requirements for the goods and/or services in question or which contain minimum volume or dollar guarantees or commitments or which otherwise limit the purchasing or selling relationship of the Business or any customer licensee or lessee thereof, (C) requiring the payment to the Business by any other Person (other than a division, unit or Affiliate of the Business) of more than $50,000 or having a term of twelve (12) months or longer, or (D) requiring the payment by the Business to any other Person (other than any division, unit or Affiliate of the Business) of more than $50,000 or having a term of twelve (12) months or longer;

(v) any Contract involving the lease of personal property;

(vi) any Contract requiring capital expenditures by the Business in excess of $50,000, or any Contract for the lease of personal property involving payments of more than $50,000 annually;

(vii) any (A) trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, or any Contract or agreement of guarantee, surety, support, indemnification (except as may be set forth in customer purchase orders pursuant to the standard terms and conditions set forth on Schedule 4.15(a) (other than Products which are sold, directly or indirectly, or offered for sale in countries outside of the U.S. and Canada where form sales contracts or purchase orders are not used and terms and conditions are implied (or in form sales contracts or purchase orders where additional terms and conditions are implied) by requirement of Applicable Law)), assumption or endorsement of, or any similar commitment by the Business to become liable for the obligations or other Liabilities of any other Person, (B) offset, countertrade or barter agreement or any Contract limiting the freedom of the Business to engage in any line of business or activity or to compete or otherwise conduct business anywhere in the world, solicit any employees, disclose any information otherwise permitted to be disclosed under Applicable Law, or which, following the Closing, might so limit Purchaser, or (C) letter of credit, bond or other similar indemnity (including letters of credit, bonds or other similar indemnities as to which the Business is the beneficiary, but excluding endorsements of instruments for collection of accounts receivable in the Ordinary Course of Business);

(viii) any power of attorney affecting the Company or that may affect the Business after Closing;

(ix) any Contract or agreement providing for severance payments, divestiture incentives or other additional rights or benefits in the event of the sale of the Business;

(x) any union or collective bargaining agreement;

(xi) any teaming agreement or partnership or joint venture agreement affecting the Business;

(xii) any Contract between the Company or a Seller in connection with the Business, on the one hand, and any Subsidiary or Affiliate, or family member of such Affiliate, of the Company or a Seller in connection with the Business on the other hand;

(xiii) any Contract or option relating to the acquisition or sale by the Business of any material asset or group of Assets, or any other ownership interest in, the Business;

(xiv) any indemnification or other similar agreement pursuant to which the Business is or could become obligated to indemnify or hold harmless any other Person (other than those set forth on Schedule 4.15(a), or as may be set forth in a customer purchase order pursuant to the standard terms and conditions set forth on Schedule 4.15(a) (other than Products which are sold, directly or indirectly, or offered for sale in countries outside of the U.S. and Canada where form sales contracts or purchase orders are not used and terms and conditions are implied (or in form sales contracts or purchase orders where additional terms and conditions are implied) by requirement of Applicable Law));

(xv) any Contract containing (A) a most-favored-nation, best pricing or other similar term or provision by which another party to such Contract is or could become entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person (other than in a customer purchase order pursuant to the standard terms and conditions set forth on Schedule 4.15(a) (other than Products which are sold, directly or indirectly, or offered for sale in countries outside of the U.S. and Canada where form sales contracts or purchase orders are not used and terms and conditions are implied (or in form sales contracts or purchase orders where additional terms and conditions are implied) by requirement of Applicable Law)) or (B) any Contract containing a requirement to deal exclusively with or grant exclusive rights or rights of first refusal to any customer, vendor, supplier, distributor, contractor or other party;

(xvi) any settlement agreement with any Governmental Entity or third party within the preceding twelve (12) months or which there are no outstanding obligations of the Company or Sellers;

(xvii) any Contract imposing any restriction on the right or ability of Sellers or the Company, or to the Knowledge of Sellers, any employees thereof to (A) compete with, or solicit the services or employment of, any other Person; (B) sell any product or other Asset, or perform services anywhere in the world; (C) acquire any product other Asset or any services from any other Person, sell any product or other asset to or perform any services for any other Person, or transact business or deal in any other manner with any other Person; or (D) develop, use, sell or license any Purchased Intellectual Property; or

(xviii) any other Contract that is material to the financial condition of the Business, or which is outside the Ordinary Course of Business.

(b) Except as set forth on Schedule 4.13(b), with respect to each such Material Contract (other than a Material Contract which is an Excluded Asset): (i) the Material Contract is legal, valid, binding and enforceable in accordance with its terms by the applicable contracting Seller or the Company and, to the Knowledge of Sellers, by the other contracting party thereto, and is in full force and effect and will continue to be legal, valid, binding and enforceable, and in full force and effect, on identical terms immediately following the consummation of the transactions contemplated hereby, (ii) neither the applicable contracting Seller or the Company nor, to the Knowledge of Sellers, any other party is in breach or default, and, to the Knowledge of Sellers, (A) no event has occurred which with notice or lapse of time or both would constitute a breach or default, or permit termination, modification, or acceleration of and (B) no party has notified any Seller or the Company of any intention to terminate, modify (other than modifications in the Ordinary Course of Business that do not adversely affect the Business or modifications contemplated by this Agreement) or accelerate any Material Contract, (iii) no party has repudiated in writing, or to the Knowledge of Sellers, otherwise repudiated in a manner reasonably communicated to the management of any Seller, any provision of the Material Contract and (iv) the applicable contracting Seller or the Company has not waived any material rights under the Material Contract, except in the Ordinary Course of Business.

4.14 Legal Proceedings. Except as set forth on Schedule 4.14, there is no Legal Proceeding pending or, to the Knowledge of Sellers, threatened, before any Governmental Entity, or before any mediator or arbitrator of any nature, brought by or against Sellers or the Company involving, affecting or relating to any of the Business Assets, the Business, or the transactions contemplated by this Agreement, the Transaction Documents or that limits, restricts or impedes the Business. None of Sellers, the Business or any Sale Asset is subject to any Order which affects any of the Business Assets or the Business, or which would interfere with impair, delay or prohibit the transactions contemplated by the Transaction Documents.

4.15 Product Warranty; Products Liability.

(a) Schedule 4.15(a) sets forth the standard terms and conditions with respect to Products sold and services rendered by the Business in all jurisdictions where the Business is conducted and lists all material deviations from the warranties and guaranties contained therein under Material Contracts, other than deviations from the terms and conditions with respect to Products which are sold, directly or indirectly, or offered for sale in countries outside of the U.S. and Canada where forms are not used or are subject to additional terms and conditions under Applicable Law.

(b) Except as set forth on Schedule 4.15(b), there is currently no pending, and since January 1, 2004, there has been no pending or, to the Knowledge of Sellers, threatened Claim, action, suit, proceeding, arbitration or investigation and the Business has no Liability with respect to (A) any product first sold, directly or indirectly, or offered for sale by the Business (“Product”) and alleged to have a defect in manufacture or design, (B) any other product liability or any similar claim with respect to any Product, or (C) any claim for the breach of any express or implied product warranty or any similar claim with respect to any such Product other than standard warranty obligations (to replace, repair or refund) made by the Business in the ordinary course of business to purchasers of Product; (ii) since January 1, 2004, there has not been any accident, happening or event caused or allegedly caused by any hazard, defect, alleged hazard or alleged defect in manufacture, design, materials or workmanship relating to Product; and (iii) except as set forth in Schedule 4.15(b), there is currently no pending, and since January 1, 2004, there has been no pending or, to the Knowledge of Sellers, threatened voluntary or compulsory recall, market withdrawal, safety alert, investigation or any other similar notice or action relating to any alleged defect or violation, or lack of safety or efficacy of any Product or of any goods or products of any direct or indirect customer of the Business into which any Product has been incorporated.

4.16 Employees; Labor Matters.

(a) All of the persons employed by the Company or by Sellers in the Business as of the date hereof, including all workers in the European Union who provide services to Sellers or the Company who may have a right to transfer to Purchaser pursuant to the Acquired Rights Directive (the “Employees”), are listed on Schedule 4.16(a), which accurately and completely lists all such Employees and shows for each as of that date the Employee’s name, job title or description, service date, legal employer, physical location, birth date, employment status (including leave type if on a leave of absence), employment type, status as a full-time or part-time Employee, salary level (including any bonus, commission, incentive or deferred compensation arrangements other than any such arrangements under which payments are at the discretion of the Business and for which a pattern of payment has not been established). To the Knowledge of Sellers, no Employee or group of Employees has any plans to terminate employment with the Company or the Business or enter into any business that would compete with or would be similar to the Business.

(b) Other than as disclosed on Schedule 4.16(b), neither the Company nor any of the Sellers is a party to or bound by any collective bargaining agreement with respect to the Employees of the Business, and there are no labor or collective bargaining agreements that otherwise pertain to Employees of the Business. The Business has not experienced any, and to the Knowledge of Sellers, there are no threatened, strikes, grievances, discrimination or harassment charges, claims of unfair labor practices or other collective bargaining disputes. Within the past two (2) years, there has been no organizational effort being made or threatened, and there is currently no organizational effort being made or, to the Knowledge of Sellers, threatened, by or on behalf of any labor union with respect to Employees of the Business. Other than as disclosed on Schedule 4.16(b), no Employees are represented by a works council or required to be represented by a works council. There is no successorship clause (or similar clause) in any labor or collective bargaining agreement applicable to any Seller relating to the Business, and there will be, as of and after Closing, no legal obligation for Purchaser or any of its Affiliates to recognize any collective bargaining organization or deal collectively with any such organization under any such agreement, or to assume any such agreement.

(c) Except as set forth on Schedule 4.16(c), with respect to the Business, the Company and Sellers are, and have been, in compliance, in all material respects, with all Applicable Laws respecting employment and employment practices (including all immigration laws of the United States), terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice.

(d) Schedule 4.16(d) lists all Employees of Seller who are employed in the Business in the United States, European Union and Latin America pursuant to an Employment Agreement. No Employees of the Company are employed in the Business pursuant to a formal written Employment Agreement. No verbal agreement or provision contained in an employment offer letter from the Company to an Employee creates an employment relationship or condition that is not terminable on reasonable notice in accordance with Applicable Law.

(e) Except as set forth on Schedule 4.16(e), there are no claims pursuant to any Applicable Laws related to the Employees or former employees of the Business, including employment standards, human rights, labor relations, occupational health and safety, workers’ compensation of pay equity. To the Knowledge of Sellers, nothing has occurred that might lead to a claim under any such Applicable Law. Except as set forth on Schedule 4.16(e), there are no pending nor, to the Knowledge of Sellers, threatened claims under any such Applicable Laws. There are no outstanding decisions, orders or settlements or pending settlements which place any obligation upon the Company or Sellers to do or refrain from doing any act related to the Business.

(f) All current assessments under Applicable Laws related to workers’ compensation affecting the Company and all of its contractors and subcontractors have been paid or accrued by the Company. The Company has not been and is not subject to any additional penalty assessment under such legislation that has not been paid or has been given notice of audit.

4.17 Employee Benefits.

(a) Schedule 4.17(a) sets forth a current, accurate and complete list and brief description of all pension, retirement, cash balance, money purchase, savings, profit sharing, annuity, deferred compensation, bonus, commission, incentive (including cash, stock option, stock bonus, stock appreciation, phantom stock, restricted stock and stock purchase), medical, dental, vision, hospitalization, long-term care, prescription drug and other health, employee assistance, cafeteria, flexible benefits, life insurance, short and long term disability, vacation pay, severance pay, termination or redundancy indemnities, other welfare and fringe benefit and similar plans, programs, understandings, arrangements or agreements, including all employee benefit plans as defined in Section 3(3) of ERISA (collectively, “Plans”), other than Company Plans, that are sponsored or maintained by Sellers or any of their Subsidiaries, Affiliates or ERISA Affiliates for Employees or former Employees of the Business, officers, directors or consultants of the Business or to which the Business is a party or required to contribute (or, with respect to those Plans which are subject to Title IV of ERISA or intended to be tax-qualified under Section 401(a) of the Code, was required to contribute during the six year period ending on the Closing Date)

or has any Liability, whether written or oral, direct or indirect, or actual or contingent (the “Seller Plans”) and (ii) a current, accurate and complete list and brief description of all Plans sponsored or maintained by the Company for Employees or former Employees of the Company, officers, directors or consultants of the Company, whether written or oral, direct or indirect, or actual or contingent (the “Company Plans”). Seller Plans and Company Plans listed on Schedule 4.17(a) will identify the relevant country and legal employer to which the Plan applies. Any Plan that is not a Company Plan and that is maintained outside of the United States for the benefit of non-United States Employees shall be referred to as a “Non-U.S. Plan”.

(b) Schedule 4.17(b) sets forth a current, accurate and complete list of all oral or written employment, termination, severance, change in control, bonus, equity, incentive, retention, non-solicitation, non-competition or consulting agreements, contracts, arrangements or understandings with any current or former Employee, officer, director or consultant of the Business under which the Company, or the Seller has or may have any Liability or obligation actual or contingent, direct or indirect (“Employment Agreement”).

(c) Sellers have delivered to Purchaser current, accurate and complete copies of (i) each Seller Plan, Company Plan and Employment Agreement and all amendments thereto; provided, that if such Seller Plan, Company Plan or Employment Agreement has not been reduced to writing, a summary of the material terms of each such plan or Employment Agreement, including all amendments thereto, (ii) all trust agreements, insurance contracts, investment management agreements, investment advisory agreements, administrative services agreements or similar agreements maintained in connection with any Seller Plan, Company Plan or Employment Agreement, (iii) for each Seller Plan or Company Plan with respect to which a Form 5500 series annual report/return is required to be filed, the most recent annual report/returns, together with all schedules and exhibits and (iv) the summary plan description for each Seller Plan or Company Plan, or if one does not exist , any similar Employee summary (including any Employee handbook description).

(d) The Seller Plans and Company Plans intended to qualify under Section 401(a) of the Code are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501(a) of the Code, and nothing has occurred with respect to the operation of such Plans which could cause the loss of such qualification or exemption or the imposition of any Liability, penalty or Tax under ERISA or the Code (other than legally required amendments the time for the making of which has not yet expired). Such Plans have received a favorable determination letter issued by the Internal Revenue Service as to their qualified status under the Code (copies of which have been provided to Purchaser).

(e) The Seller Plans and Company Plans have been maintained and operated, in all material respects, in accordance with their terms and with all provisions of Applicable Laws, including the Code and ERISA.

(f) There have been no Prohibited Transactions with respect to any Seller Plan or Company Plan, no fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the Assets of Seller Plan or Company Plan and no such Plan holds as Assets any security of Sellers.

(g) Neither the Company, the Seller on behalf of the Business, nor any affiliate within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder (“ERISA Affiliate”) has ever sponsored, maintained, participated in, contributed to or incurred any Liability under any “multiemployer plan” as defined in Section 400l(a)(3) of ERISA, whether or not subject to ERISA. Neither the Business nor any ERISA Affiliate has ever incurred any Liability under Sections 4062, 4063 or 4201 of ERISA and no transactions have occurred which could cause such Liability.

(h) Neither the Company, Sellers on behalf of the Business nor any ERISA Affiliate has any unfunded Liability under any Seller Plan, Company Plan, Non-U.S. Plan or Employment Agreement.

(i) None of the Company, Sellers on behalf of the Business nor any of their ERISA Affiliates maintains, or has ever maintained, contributes, or has an obligation to contribute to, or any Plan subject to Section 412 of the Code or Title IV of ERISA.

(j) None of the Company, Sellers on behalf of the Business nor any of their ERISA Affiliates are delinquent in payments to any of current or former Employees, officers, directors, consultants or subcontractors for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to them. Except as set forth on Schedule 4.17(j), the Closing will not result in any obligation to pay any Employee, officer, director, consultant or subcontractor of the Business severance pay or termination pay benefits so long as such Employee remains employed or such officer, director, consultant or subcontractor remains in service with the Business or Purchaser after the Closing Date. No current or former Employee, officer, director, consultant or subcontractor of the Company or Seller employed in the Business will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefits as a result of the execution of this Agreement or consummation of transactions contemplated by this Agreement, alone or together with any other event (including a severance of employment). True and complete information as to all current directors, officers, Employees, consultants and subcontractors of the Business including, in each case, name, current job title or role and annual rate of compensation and bonus has been delivered to Purchaser.

(k) Each Person who performs services for the Business is, and has been, properly classified as a “common law employee”, “leased employee” or “independent contractor” for all purposes under Applicable Law and the Plans.

(l) There are no actions, suits or claims pending (other than routine claims for benefits), with respect to (i) any Title IV plan of the Seller or any of its ERISA Affiliates, (ii) any Company Plan or, (iii) with respect to the Business any Seller Plan, nor, to the Knowledge of Sellers, are there any actions, suits or claims (other than routine claims for benefits) that could reasonably be expected to be asserted against any such Plans or the Assets or fiduciaries of any such Plans.

(m) As of the Closing Date, all required premiums and contributions to the Seller Plans on behalf of Employees and former employees of the Business attributable to periods before the Closing Date have been timely made and will be fully paid up on or prior to the Closing Date. With respect to each Company Plans, as of the Closing Date, all required premiums and employer and Employee contributions required by Applicable Law or by the terms of such Company Plan attributable to periods before the Closing Date have been timely made and will be fully paid up on or prior to the Closing Date.

(n) For U.S. Employees of the Business, except for continuation of health coverage to the extent required under Section 4980B of the Code or Section 601 et seq. of ERISA, or Applicable Law, and for non-U.S. Employees of the Business, except for Applicable Law or statutory requirements, there are no obligations under any Plan providing welfare benefits after the termination of employment.

(o) Each Company Plan and Seller Plan may be amended, modified or terminated without advanced notice to or consent by any Employee, former Employee or beneficiary, except where prohibited by Applicable Law.

(p) For the avoidance of doubt no Plan other than those listed on Schedule 4.17(a) are sponsored, maintained or contributed to by the Company.

(q) Schedule 4.17(q) sets forth a complete list of all Employees who have equity holdings (such as stock options, restricted stock grants, unrestricted stock, ESOP shares, and any other similar forms of equity), and includes the number of shares, exercise price, grant date, and vesting status. All Employee equity holdings are relative to common stock of Richardson. No Employee holds an equity interest in the Company.

(r) Each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Entities. Each Non-U.S. Plan and Company Plan is, and has been, registered, amended, funded and administered in compliance with its terms and the documents related to each such Plan, as applicable.

(s) No Company Plan that is subject to Canadian pension benefits standards legislation provides benefits on a defined benefit basis.

(t) Except as set forth on Schedule 4.17(t), no Company Plan or Seller Plan provides benefits in respect to Employees or former employees beyond termination of employment or retirement.

4.18 Environmental, Health and Safety Matters.

(a) Except as set forth on Schedule 4.18, the Company and Sellers are in compliance with all applicable Environmental, Health and Safety Laws with respect to all Leased Real Property and otherwise in connection with the Business, and the Business has no Liability or obligation to undertake any material investigation, cleanup or remedial action under any Environmental, Health and Safety Laws affecting the Business, the Company, or any Leased Real Property.

(b) Except as set forth on Schedule 4.18, no notices of any violation or alleged violation of, non-compliance or alleged non-compliance with or any Liability under any Environmental, Health and Safety Laws or Occupational Safety and Health Law relating to the operations or properties of the Business or the Company are currently outstanding and unresolved as of the date of this

Agreement. Except as set forth on Schedule 4.18, there are no administrative, civil or criminal writs, injunctions, decrees, Orders or judgments outstanding or any administrative, civil or criminal actions, suits, claims, proceedings or investigations pending or, to the Knowledge of Sellers, threatened, relating to compliance with or Liability under any Environmental, Health and Safety Laws affecting the Company or Sellers with respect to the Business.

(c) No underground tank or other underground storage receptacle for Hazardous Materials is located on any of the Leased Real Property.

(d) No disposal of Hazardous Materials by the Business at locations outside the Leased Real Property has given rise to, or is anticipated to give rise to, any Environmental, Health and Safety Liabilities.

(e) Except as set forth on Schedule 4.18, no material changes or alterations in the practices or operations of the Business as presently conducted are anticipated to be required under any Permit issued to or required by the Business pursuant to any Environmental, Health and Safety Laws or Occupational Safety and Health Law.

4.19 Customers and Suppliers.

(a) Schedule 4.19(a) sets forth an accurate and complete list of the twenty (20) most significant customers of the Business by revenue for each of the last three (3) fiscal years and the nine (9) month period ending March 3, 2007, and the amount of revenue and percentage of total revenue accounted for by each such customer during such periods. The Business has no material pending disputes with any such customer, and to the Knowledge of Sellers, no material dispute is threatened by or against any such customer. The Business has not received any written notice that any such customer (and, to the Knowledge of Sellers, no such customer) has ceased, will cease or intends to cease to purchase any Products, or has materially reduced or intends to materially reduce the purchase of such Products from the Business after the Closing. No such customer has modified the material terms of any existing Contract or business relationship, and to the Knowledge of Sellers, no such customer listed on Schedule 4.19(a) as of March 3, 2007 intends to modify the material terms of any existing Contract or business relationship.

(b) Schedule 4.19(b)(i) sets forth an accurate and complete list of the names of and dollar volumes and percentages of purchases attributable to the ten (10) most significant distribution suppliers of the Business by revenue for each of the last three (3) fiscal years, and for the nine (9)-month period ending March 3, 2007, and to each supplier that is the sole supplier of any material Products, services or other tangible or intangible property to the Business for each such period. Schedule 4.19(b)(ii) sets forth an accurate and complete list of the names of and dollar volumes and percentages of purchases attributable to the ten (10) most significant private label suppliers of the Business by revenue for each of the last three (3) fiscal years, and for the nine (9)-month period ending March 3, 2007, and to each supplier that is the sole supplier of any material Products, services or other tangible or intangible property to the Business for each such period. Except as set forth on Schedule 4.19(b)(iii), the Business has no material pending disputes with any such supplier and, to the Knowledge of Sellers, no material dispute is threatened, and the Business has not received any written notice that any such supplier intends to materially change the existing business relationship or the terms and conditions under which it currently sells such Products, services or other property to the Business and will sell such Products, services or other property to Purchaser after the Closing, in each case, subject only to general and customary price increases and general economic and industry conditions.

4.20 Real Property.

(a) Except for that certain real property of the Business located in Spain which is not included in the Sale Assets, neither the Company nor Sellers in connection with the Business owns any real property. Schedule 2.1(k) sets forth the address of all Included Leased Real Property and a true and complete list (including the date and name of the parties thereto) of all Leases relating thereto. Sellers have delivered to Purchaser a true and complete copy of each Lease and of any subordination and/or non-disturbance agreements related thereto.

(b) With respect to the Leases of the Included Leased Real Property:

(i) Except as set forth on Schedule 4.20(b)(i), each of the Leases is legal, valid and binding and is in full force and effect and will remain in full force and effect on identical terms after the Closing subject to obtaining any Required Consent. No Consents are required in connection with Sellers’ entering into the Transition Services Agreement with respect to the Shared Facilities;

(ii) the Company or a Seller in connection with the Business is in sole possession of the premises leased to it pursuant to the Leases. Such party’s possession and quiet enjoyment of the Included Leased Real Property under each Lease has not been disturbed in any material respect and, to the Knowledge of Sellers, there are no disputes with respect to any Lease except as provided on Schedule 4.20(b)(ii);

(iii) Except as set forth on Schedule 4.20(b)(iii), neither the Company nor Sellers nor, to the Knowledge of Sellers, any other party to any Lease is in breach or default in any material respect under any Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination of, modification of or acceleration of rent under such Lease;

(iv) neither the Company nor any Sellers have received any notice that a security deposit or portion thereof deposited with respect to any Lease has been applied in respect to a breach or default under any Lease that has not been redeposited in full;

(v) neither the Company nor any Sellers have assigned, subletted, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Leases; and

(vi) all Included Leased Real Property is supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer.

(c) Except as set forth on Schedule 4.20(c), there are no leases, tenancy agreements, easements, covenants, or restrictions to which the Company or Sellers in connection with the Business are parties as of the date hereof that create or confer on any Person other than the Business a right to use, occupy or possess all or any of the Included Leased Real Property or any portion thereof or interest therein. Neither the Sellers nor the Company have collaterally assigned or granted any other security interest in any Lease with respect to Included Leased Real Property. Except as set forth on Schedule 4.20(c), neither the Company nor any Sellers (in connection with the Business) owe, nor will they owe in the future, any brokerage commissions or finder’s fees with respect to any Lease affecting the Included Leased Real Property.

(d) Sellers have performed all repairs, maintenance and replacements required of the lessee or sublessee under the Leases.

(e) Neither the Company nor any Sellers have received any notice, oral or written, of the intention of any Governmental Entity or other Person to take or use all or any part of the Included Leased Real Property, and there are no pending, and to the Knowledge of Sellers, threatened or contemplated condemnation or eminent domain proceedings that affect the Included Leased Real Property.

4.21 Insurance. Sellers or the Company maintain policies of fire and casualty and Liability insurance on the Business, the Company and the Business Assets. Schedule 4.21(a) contains a correct and complete list of all policies of insurance owned or maintained by any Seller under which the Business or any of the Business Assets are insured (collectively, the “Policies”). All Policies are in full force and effect. Except as set forth on Schedule 4.21(b), no notice of cancellation or termination or rejection of any claim has been received by the Company, any Seller or any of their Affiliates with respect to any insurance policies of any Sellers in the last year. Since January 1, 2004, the Business has not been (a) denied insurance, (b) offered insurance only at a commercially prohibitive premium, or (c) notified that premium costs for any insurance policy will be materially increased.

4.22 Affiliate Transactions. Except for the Sellers’ interests in the Sale Assets, no Affiliate of the Company or Affiliate of any Seller has any interest in any property (whether real, personal or mixed and whether tangible or intangible) or Assets used in or pertaining to the Business or any Indebtedness (including intercompany loans). Except as set forth in Schedule 4.22, no Affiliate of the Company or any Seller (and no business of any Seller not included in the Business) provides any services to or for the benefit of the Business. Except as set forth on Schedule 4.22, and other than in his or her capacity as an Employee of the Company or the Business, no officer, manager or Affiliate of the Company or the Business is a party to any Contract or transaction with the Company or the Business or is entitled to any payment or transfer of any Assets from the Company or the Business or has any material interest in any material property used by the Company or the Business or has an interest in any customer or supplier of the Company or Business or provider of any services to the Company or the Business.

4.23 Changes in Employment Status. Sellers, with respect to the Business, and the Business are in compliance with the WARN Act and have not caused, nor will they cause, an event which would trigger the application of the notice or compensation obligations of the WARN Act.

4.24 Permits. Schedule 4.24 sets forth a complete list of all material Permits held by the Company and Sellers for the Business, which constitute all of the material Permits which are required for the operation of the Business as presently conducted and the ownership and operation of the Business Assets and the Included Leased Real Property, in compliance with all Applicable Laws. All such Permits are in full force and effect and no suspension, cancellation or termination is pending, threatened in writing, or, to the Knowledge of Sellers, otherwise threatened. Sellers and the Company are in compliance in all material respects with the terms, conditions and provisions of all Permits required to be listed on Schedule 4.24 and no event has occurred which, with notice or lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit to which any of Sellers or the Company is a party. Immediately following the Closing, each Permit of the Company will be in the name of, and usable by Purchaser, a designee of Purchaser or the Company.

4.25 Brokers’ Fees. None of Sellers, the Company nor any of their Affiliates has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Purchaser or any of its Affiliates could become liable or obligated.

4.26 Bank Accounts. Schedule 4.26 sets forth a true and complete list of the name and address of each bank with which the Company or the Business has an account included in the Business Assets or safe deposit box and the name of each Person authorized to draw thereon or have access thereto and, with respect to accounts of any Seller, whether such account is expected to be transferred to Purchaser.

4.27 Data Privacy.

(a) Each of Sellers and the Company is in compliance with all applicable data protection and privacy requirements set forth by all applicable data protection and privacy laws or regulations in connection with the Business. Any and all applicable mandatory registrations and/or notifications by the Company or Sellers or their Affiliates in connection with the Business, required to be made with the appropriate Governmental Entities have been timely made by the Company or the applicable Seller and neither the Company nor any Seller has received any notice or communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any requirement set forth by any applicable data protection and privacy law or regulation.

(b) The Company and each of Sellers is in compliance with all applicable privacy laws and regulations in connection with the Business, including limitation the Personal Information Protection and Electronic Documents Act (Canada) and any additional Applicable Laws that apply to collection, use, and disclosure of Personal Information in connection with the Business, such as any applicable provincial private sector privacy legislation.

(c) The Company and each of Sellers in connection with the Business has established and maintains appropriate facilities and security procedures, to the extent required by law, for the handling and safekeeping of Personal Information.

(d) The Company and each of Sellers in connection with the Business handles Personal Information in a manner that complies with all applicable privacy laws and regulations.

4.28 European Consulting Obligations. Sellers have complied with such obligations as may exist under Applicable Laws to provide information to each other and/or to employees or employee representatives in relation to employee consultation in relation to the transaction.

4.29 Investment Canada Act.

(a) The aggregate book value of the Business Assets, determined in the manner prescribed under the Investment Canada Act and the Regulations thereunder, is less than Canadian $281 million.

(b) Neither the Company nor Sellers in connection with the Business will at Closing be engaged in any of the activities described in Section 14.1(5) of the Investment Canada Act, provided that, notwithstanding the provisions of Section 6.3 of this Agreement, the Company shall be entitled, upon 2 business days prior written notice to Purchaser, to take all actions reasonably necessary between execution of the Agreement and Closing to ensure that this representation and warranty is accurate as of the Closing Date; provided further that (i) the Company shall not be entitled to take any action that imposes any obligation on the Purchaser, the Company, any of their respective Affiliates or the Sale Assets after Closing or otherwise exposes the Purchaser, the Company, any of their respective Affiliates to any Liability after Closing and (ii) all costs associated with such actions shall be considered Transaction Expenses hereunder.

4.30 Solvency. Immediately following the Closing, after giving effect to the transactions contemplated hereby, each of the Sellers will be Solvent. As used herein, “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of Liabilities, including contingent Liabilities, of such Person, (b) the present fair salable value of the Assets of such Person is not less than the amount that will be required to pay the probable Liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or Liabilities beyond such Person’s ability to pay such debts and Liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably low amount capital. The amount of contingent Liabilities at any time shall be computed as the amount, that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured Liability.

4.31 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither Sellers nor Company nor any other Person, makes any other express or implied representation or warranty on behalf of Sellers or any Affiliate of Sellers with respect to the Business, the Sellers, the Company, the Sale Assets or otherwise with respect to the subject matter of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as follows:

5.1 Organization; Authority; Binding Obligation.

(a) Purchaser is duly organized, validly existing and in good standing under Applicable Laws of the jurisdiction of its organization, and Purchaser has all requisite power and authority to conduct its business. Purchaser is duly qualified or licensed to transact business as a foreign entity and is in good standing (to the extent such concept is applicable in the applicable jurisdiction) in each jurisdiction that requires such qualification or license, except in such jurisdictions where the failure to be so qualified or licensed could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) Purchaser has all requisite power and authority to execute, deliver and perform this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the Transaction Documents to which a Purchaser is a party have been duly authorized by all requisite action on the part of Purchaser. This Agreement and each Transaction Document has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms (except as enforceability may be limited in the exercise of judicial discretion through the application of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Applicable Laws of general applicability relating to or affecting creditors’ rights).

5.2 Noncontravention; Consents.

(a) Neither the execution and delivery by Purchaser of this Agreement nor any of the Transaction Documents to which it is a party, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, does or will: (i) violate or conflict with any provision of the certificate of incorporation or bylaws of Purchaser or (ii) materially violate any Applicable Law or Order to which Purchaser is a party or by which Purchaser may be subject.

(b) Except as set forth on Schedule 5.2, and except for compliance with the applicable Antitrust Laws, no material Consents, Permits, notices to, or filings with, any Governmental Entity or third party are required for the consummation by Purchaser of the transactions contemplated hereby or by the Transaction Documents to which it is a party.

5.3 Brokers’ Fees. Neither Purchaser nor any of its Affiliates has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller or any of its Affiliates could become liable or obligated.

ARTICLE VI

PRE-CLOSING COVENANTS

6.1 General. Subject to the terms and conditions of this Agreement and all Applicable Laws, each party will (a) take all actions and do all things necessary, proper or advisable to perform its obligations under this Agreement which are required to be performed on or prior to the Closing Date, and use commercially reasonable efforts to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practical and (b) execute and deliver such other documents, certificates, agreements and other writings and will take such other actions as may be necessary or desirable in order to consummate or implement the transactions contemplated by this Agreement.

6.2 Government and Third Party Consents.

(a) Prior to the Closing Date, each Seller and the Company will give all required notices to third parties and Governmental Entities and will use their best efforts to obtain all Permits and Consents as may be required or appropriate in connection with the consummation of the transactions contemplated by this Agreement and to preserve all rights and benefits of the Business. Notwithstanding the foregoing, only those Consents and landlord estoppel certificates listed on Schedule 6.2 will be required to be obtained by Sellers on or prior to the Closing Date (collectively, the “Required Consents”). Purchaser will provide reasonable cooperation with Sellers with respect to obtaining the Required Consents; provided that, except as set forth in Section 6.2(b), Purchaser will not be obligated to make any payment or expenditure with respect to obtaining the Required Consents.

(b) As soon as practicable following the execution of this Agreement, each party will make a short-form pre-merger notification under the Competition Act and any other necessary filings under any applicable Antitrust Laws. Each party hereto will use its respective commercially reasonable efforts to take all further actions and make all further filings pursuant to the Antitrust Laws that may be necessary, proper or advisable. Fees payable to Governmental Entities in connection with filings required by the Antitrust Laws will be borne 50% by Sellers and 50% by Purchaser. Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement will require either party or any of its Affiliates to (a) enter into any agreement, consent decree or other commitment requiring such party or any of its Affiliates to divest, license or hold separate any Assets of such party or any of its Affiliates or any of the Business Assets, (b) litigate, pursue or defend any action or proceeding in connection with any Antitrust Laws or (c) in connection with Antitrust Laws or any Order or request of a Governmental Entity, take any other action that could, individually or in the aggregate, reasonably be expected to result in any event, change, circumstance, condition, development or effect that, either individually or in the aggregate with all other events, changes, circumstances, conditions, developments or effects, would adversely affect the business, condition (financial or otherwise), Assets, Liabilities, operations or results of operations of such party or any of its Affiliates, or on their relationships with any of their customers, or on any of the Business Assets. In connection with the foregoing, other than in connection with the Investment Canada Act, each party (i) will promptly notify the other party in writing of any communication received by that party or its Affiliates from any Governmental Entity and, subject to Applicable Law, provide the other party with a copy of any such written communication (or written summary of any oral communication) and (ii) will not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, give the other party the opportunity to attend and participate thereat.

6.3 Interim Conduct of the Business.

(a) Except with respect to any Excluded Asset, Excluded Liability or Liability of the Company for which Sellers will provide indemnification and except as may be prohibited by Applicable Law, as expressly permitted by this Agreement, from and after the date of this Agreement through the Closing, each Seller and the Company will: (i) conduct the operations of the Business in the Ordinary Course of Business, (ii) use commercially reasonable efforts to maintain insurance in such amounts and against such risks and losses as are consistent with past practice and apply all insurance proceeds received with respect to claims made for Business Assets to replace or repair, as applicable, such Business Assets and (iii) use commercially reasonable efforts to: (A) preserve intact the Business’ business organizations, (B) keep available the services of its current officers and the Employees, (C) preserve the goodwill of those having business relationships with the Business, (D) preserve its relationships with customers, creditors and suppliers, (E) maintain its books, accounts and records and (F) comply with Applicable Laws. Nothing contained in this Agreement will give to Purchaser, directly or indirectly, rights to control or direct the operations of Sellers prior to the Closing. Subject to the terms and conditions of this Agreement, through the Closing, Sellers and the Company will exercise complete control and supervision of their Business.

(b) Notwithstanding the foregoing, except with the prior written consent of Purchaser (such consent or denial not to be unreasonably delayed), neither any Seller in connection with the Business nor the Company will take any of the following actions on or prior to the Closing:

(i) amend its certificate of incorporation or bylaws (or equivalent governing documents) (with respect to Sellers, in any manner which could reasonably be expected to adversely affect the transactions contemplated hereby);

(ii) merge or consolidate with any entity or acquire any interest in any business or entity (whether by purchase of Assets, purchase of stock, merger or otherwise) (with respect to Sellers, in any manner which could reasonably be expected to adversely affect the transactions contemplated hereby);

(iii) liquidate, dissolve or effect any recapitalization or reorganization in any form;

(iv) declare, set aside or pay any dividend or make any distribution with respect to its capital equity (whether in cash or in kind) or redeem, purchase or otherwise transfer any cash or cash equivalents from the Business to any Seller or any of their Affiliates, provided, however, this Section 6.3(b)(iv) shall not preclude (A) Richardson from declaring and paying cash dividends on its common stock, and (B) Sellers from declaring and paying cash dividends on or prior to Closing and the Company from declaring and paying cash dividends of all cash in the Business in connection with the Closing;

(v) sell, lease, license, transfer, encumber or otherwise dispose of any of the Business Assets or any interests therein, in each case that are material, individually or in the aggregate, to the Business, other than Permitted Liens or Assets used, consumed, replaced or sold in the Ordinary Course of Business;

(vi) issue, deliver, sell, authorize, pledge or otherwise encumber any the Shares;

(vii) create, incur, endorse, assume, otherwise become liable for or suffer to exist any new Indebtedness or guarantee any such Indebtedness, other than Indebtedness existing as of the date of this Agreement and described on the Disclosure Schedules and the borrowings and issuances of letters of credit under existing credit lines in the Ordinary Course of Business;

(viii) create, incur, assume or suffer to exist any new Lien (except Permitted Liens) affecting any of the Business Assets;

(ix) change any of the accounting principles or practices used by it in the preparation of the Financial Statements or revalue or reclassify in any material respect any of the Business Assets or the Assumed Liabilities, including write-downs of Inventory or accounts receivable, except as required by GAAP;

(x) except in the Ordinary Course of Business, change its pricing policies or credit practices, the rate or timing of its payment of accounts payable or its collection of accounts receivable or change its earnings accrual rates on Contracts, except as required by GAAP;

(xi) fail to pay any creditor any amount owed to such creditor in the Ordinary Course of Business in accordance with the Company’s or Sellers’ business practices immediately prior to the Effective Date, unless such amount is being contested or disputed in good faith by the Company or the applicable Seller;

(xii) enter into or renew any Contract with or engage in any transaction (other than transactions pursuant to existing arrangements which have been disclosed on Schedule 4.22) with any Affiliate for which Purchaser could have any Liability;

(xiii) make any capital investment in, any loan to or any acquisition of the securities or Assets of any other Person (or series of related capital investments, loans and acquisitions);

(xiv) except for the purchase of supplies in the Ordinary Course of Business, make any capital expenditures or commitments for capital expenditures, either involving more than $100,000, or outside the Ordinary Course of Business;

(xv) enter into any Contract of a character that would be required to be disclosed on Schedule 4.13(a), or terminate, renew or amend in any material respect or waive any material right under any Material Contract, except in the Ordinary Course of Business;

(xvi) make or change any material Tax election, settle or compromise any material Tax Liability, file any amendment to a Tax Return, settle any material claim or material assessment in respect of Taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or with respect to the Company, change in any material respect any accounting method in respect of Taxes, except in the Ordinary Course of Business;

(xvii) pay, discharge or satisfy any material Liabilities, except in the Ordinary Course of Business;

(xviii) settle or compromise any material pending or threatened Legal Proceeding, in any way which would have any adverse impact upon, or create any Liability, for Purchaser or, after the Closing, the Business;

(xix) take or fail to take any action that will cause a termination of or material breach or default under any Material Contract;

(xx) except as set forth on Schedule 6.3(b), as may be required by Applicable Law, the terms of an existing Contract, with respect to the payments to be made on or after the Closing as set forth on Schedule 6.3(b) or with respect to any individual who is not, or has indicated to Sellers, which has been communicated to Purchaser, that such individual will not be, a Transferred Employee, (A) grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current or former manager, officer or Employee of the Business, (B) increase or accelerate the payment or vesting of benefits payable under any existing severance, retention or termination pay policies or Employment Agreements, (C) enter into or amend any employment, consulting, deferred compensation or other similar agreement with any manager, officer, or consultant of the Business, other than execution of Sellers’ standard employment terms and conditions by new Employees in the Ordinary Course of Business, (D) establish, adopt or amend (except as required by Applicable Law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any present or former manager, director, officer or Employee, or any beneficiaries thereof, of the Business, (E) undertake any office closing or Employee layoffs, except in the Ordinary Course of Business, or (F) increase the compensation, bonus or other benefits payable or to become payable to any manager, director, officer or Employee of the Business, except for salary or wage increases to a manager, director, officer or Employee, to be prospectively applied as a result of annual merit cycle increases provided in the Ordinary Course of Business, which individually do not exceed 4% of base salary; or

(xxi) agree, resolve or commit to do any of the foregoing or any other action that would be reasonably likely to cause any of the conditions to the consummation of the transactions contemplated by this Agreement to not be satisfied.

6.4 Full Access. Subject to Applicable Law and any applicable provision of an existing Contract, between the date of this Agreement and the Closing, upon the reasonable request of Purchaser, Sellers will afford Purchaser and their respective officers, Employees, agents and representatives full access during normal business hours to all premises, properties, management, information, books, records, contracts and documents of or pertaining to the Business and to all employees of the Business.

6.5 Notice of Developments. On or prior to Closing, Purchaser will give prompt written notice to Sellers of the occurrence or failure to occur of an event that would, or with the lapse of time, would reasonably be expected to cause any condition set forth in Article IX not to be satisfied and Sellers will give prompt written notice to Purchaser of the occurrence or failure to occur of an event that would, or with the lapse of time, would reasonably be expected to cause any condition set forth in Article VIII not to be satisfied. Each Party will promptly notify the other on or prior to Closing if it receives any notice or communication indicating that the Consent of any Person is required in connection with the transaction contemplated hereby or by the Transaction Documents, and, if such notice or communication is provided by a Governmental Entity, then such Consent shall become a Required Consent hereunder until the earlier of such time as (a) such Consent is received or (b) such notice or communication is definitively rescinded. Without limiting the foregoing, on or prior to the Closing, Sellers will give prompt written notice to Purchaser of the occurrence of any event which could reasonably be expected to result in a Material Adverse Effect. Sellers may, prior to the Closing, deliver to Purchaser any new information concerning a change or any event subsequent to the date hereof which affects any Disclosure Schedule (each such additional written disclosure, a “Disclosure Schedule Supplement”), it being understood and agreed that neither the notice described above, any investigation of the Business made pursuant to Section 6.4, nor the delivery of a Disclosure Schedule Supplement will in any manner constitute a waiver by Purchaser of any of its rights contained in Article X or any of the conditions precedent to the Closing hereunder, including the condition contained in Section 8.1 or cure any breach of any representation, warranty or covenant contained herein.

6.6 Nonsolicitation of Acquisition Proposals.

(a) Each Seller, the Company and their respective managers, officers, Employees, agents and representatives (each, a “Seller Party”) will immediately cease any discussions or negotiations presently being conducted with respect to any Acquisition Proposal and will not (i) solicit, initiate, facilitate or knowingly encourage, directly or indirectly, the making or submission of any Acquisition Proposal, (ii) enter into any letter of intent, agreement, arrangement or understanding with respect to any Acquisition Proposal, or agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require any party hereto to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, (iii) initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than Purchaser or its Affiliates) in furtherance of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition

Proposal or (iv) facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal. If, notwithstanding the foregoing, any Seller or any Seller Party receives any proposal for such a transaction after the date hereof (including any modification of an Acquisition Proposal received on or prior to the date hereof), Sellers will promptly, and in no event later than 72 hours after receipt, inform Purchaser and its counsel in writing of such proposal, including the identity of the other party and the terms of such proposal.

(b) The term “Acquisition Proposal” as used in this Agreement means any inquiry, proposal or offer relating to a possible (i) amalgamation, merger, consolidation or similar transaction involving the Company or any Seller other than with respect to all or substantially all of the Assets or capital stock of Richardson or any Assets of any Seller that are not in any way related to the Business; (ii) sale, lease or other disposition, directly or indirectly (including by way of merger, consolidation, share or unit exchange or otherwise), of any Business Assets other than as permitted by Section 6.3; (iii) issuance, sale or other disposition of (including by way of merger, consolidation, share or unit exchange or otherwise) any Seller’s securities (or options, rights or warrants to purchase or securities convertible into, such securities) other than option grants to employees of Sellers or the Company in the Ordinary Course of Business; (iv) liquidation, dissolution, recapitalization or other similar type of transaction with respect to a Seller other than with respect to all or substantially all of the Assets or capital stock of Richardson or any Assets of any Seller that are not in any way related to the Business; (v) transaction which is similar in form, substance or purpose to any of the foregoing transactions; or (vi) public announcement of an agreement, proposal, plan or intent to do any of the foregoing; provided, however, that the term “Acquisition Proposal” will not include the transactions contemplated hereby.

6.7 Employee Benefit Matters.

(a) Effective as of the Closing Date, Sellers will retain Liability for and pay to each Transferred Employee, in the form of a separate lump sum cash bonus payment, an amount equal to the sum of the following:

(i) the unvested portion of each such Transferred Employee’s ESOP benefit;

(ii) the unvested portion of each such Transferred Employee’s Richardson Electronics, Ltd., Employees Profit Sharing Plan and Trust Agreement;

(iii) the company match that would have been allocated to the Richardson Electronics, Ltd., Employees Profit Sharing Plan and Trust Agreement on each such Transferred Employee’s behalf had such Transferred Employee been active on the last day of the plan year ending May 31, 2007.

For the avoidance of doubt, payments made to Transferred Employees pursuant to this Section 6.7(a) shall be Excluded Liabilities.

(b) Effective as of the Closing Date, Sellers will retain Liability for and cause the Company to pay to each Transferred Employee of the Company, a separate lump sum cash bonus payment, in an amount equal to the unvested portion of each such Transferred Employee’s Group Registered Retirement Savings Plan. For the avoidance of doubt, payments made to Transferred Employees pursuant to this Section 6.7(b) shall be Retained Liabilities.

(c) Sellers shall take required action, as defined by the Employee’s 2001 Incentive Compensation Plan, to accelerate vesting so that all participating Transferred Employees are 100% vested in the Employee’s 2001 Incentive Compensation Plan and will be provided a period of no less than 90 days after the Closing Date to exercise any outstanding equity grants under the Employee’s 2001 Incentive Compensation Plan.

6.8 Affiliate Agreements. Each Seller and the Company will cause all Contracts or other transactions between itself, on the one hand, and the other Sellers, the Company or their Affiliates, on the other, as set forth on Schedule 6.8 or with respect to which there could be further or continuing Liability or obligation on the part of Purchaser or any of its Affiliates (including its Subsidiaries after the Closing) to be terminated prior to the Closing without any further or continuing Liability on the part of Purchaser or any of its Affiliates.

6.9 Segregation of Business Assets. No later than the earlier of the Closing or 30 days after the date hereof, Sellers will have finalized the complete segregation of all direct and indirect business relationships between Sellers and the Business (except as contemplated by the Transition Services Agreement).

6.10 Employee Matters.

(a) Prior to the Closing Date, Sellers agree to use reasonable efforts to facilitate the transition of Employees to employment with Purchaser. Such reasonable efforts shall include affording Purchaser reasonable opportunities to review employment and personnel records of Employees, granting Purchaser access to Employees in order to discuss with them the terms and conditions of employment with Purchaser and to distribute to Employees forms and documents relating to employment with Purchaser. Further, to facilitate integration activities, reasonable efforts shall include affording Purchaser reasonable access to relevant Employees for cooperation and access to information contained in HRIS and payroll records required for systems integration activities related to Employees.

(b) For Employees outside of the U.S. where an Employment Agreement is required by Applicable Law, including Mexico, Sellers will obtain a written acknowledgement with such Employees prior to the Closing Date that confirms the terms that have been disclosed to Purchaser and does not change or grant additional terms.

6.11 Delivery of Monthly Financials.

Until the Closing Date, Sellers shall, as promptly as practicable but in no event later than 20 days after the end of each calendar month, prepare and deliver to Purchase any unaudited balance sheet and statements of operations of each of the Company and the Business for such calendar month. Such unaudited statements shall be prepared on a basis consistent with the preparation of the Financial Statements.

6.12 European Consulting Obligations. Sellers shall comply with such obligations as may exist under Applicable Laws to provide information to each other and/or to employees or employee representatives in relation to employee consultation in relation to the transaction.

6.13 Exclusion of Italian and French Businesses.

(a) The parties hereby acknowledge that (i) Richardson Electronics S.r.l. may not agree to sell the Assets that relate to the Italian Business until 25 days after the notice required by Article 2112 of Italian Civic Code and the relevant amendment Article 47 of law 428 of December 29, 1990 is duly given to the Employees of Richardson Electronics S.r.l. (the “Italian Waiting Period”), which notice shall be made by Richardson Electronics S.r.l. to its Employees within 5 days after the date hereof, and (ii) the parties may not consummate the sale of the Assets that relate to the French Business until all appropriate notifications to and consultations with relevant works councils and similar bodies have been made (the “French Waiting Period”).

(b) Upon the expiration of the Italian Waiting Period, the parties agree, to the extent permitted by Applicable Law, to enter into an amendment to this Agreement to include Richardson Electronics S.r.l. as a party hereto (at which time Richardson Electronics S.r.l. will be added to the definition of and deemed to be a “Seller”) and to include the Sale Assets and Assumed Liabilities that relate to the Italian Business within the scope of this Agreement (the “Italian Amendment”), and the sale of the Italian Business shall be subject to the terms and conditions of this Agreement (including the representations and warranties made herein) applicable to the remainder of the Business with effect from the date hereof. The parties agree that the portion of the Initial Consideration that relates to the Italian Business is $418,000 (subject to the allocation adjustment pursuant to Section 3.4) (the “Italian Purchase Price”), which, for the avoidance of doubt, is included within the $80,000,000 referenced in Section 3.2. Sellers shall, until the Italian Closing Date or the Closing Date, whichever is later, comply with the covenants set forth in this Article VI as they pertain to the Italian Business, but nothing herein shall require Sellers to transfer the Italian Business or Purchaser to purchase the Italian Business prior to the expiration of the Italian Waiting Period or otherwise in contravention of Applicable Law. If the Closing Date occurs prior to the expiration of the Italian Waiting Period or otherwise before the parties may permissibly execute the Italian Amendment in accordance with Applicable Law, then the parties shall execute the Italian Amendment as promptly as permitted after the Closing Date (the consummation of the purchase and sale of the Italian Business contemplated by the Italian Amendment, the “Italian Closing”, and the date thereof, the “Italian Closing Date”); provided that (i) neither the failure of the Italian Amendment to be executed nor the failure of the Italian Waiting Period to expire prior to the Closing Date shall constitute a failure to satisfy any condition set forth in Article VIII or Article IX or a grounds for termination under Article XI; (ii) the Italian Purchase Price shall be withheld from the Initial Consideration on the Closing Date and shall only be paid upon the Italian Closing Date; (iii) the representations and warranties made by Sellers in Article IV shall be deemed made as of the date hereof and as of the Italian Closing Date (rather than as of the date hereof and on the Closing Date), and the obligations of Sellers relating to the Italian Business, as set forth in Articles VI and VII, shall apply as if the references to the Closing and the Closing Date were references to the Italian Closing and the Italian Closing Date; (iv) the purchase and sale of the Italian Business shall be subject to the conditions set forth in Article VIII or Article IX as they relate only to the Italian Business (other than the conditions set forth in Sections 8.1 and 8.4, which shall not be conditions to Purchaser’s obligation to consummate the purchase of the Italian Business); and (v) the portion of the Net Working Capital that relates to the Italian Business shall be excluded from the Closing Net Working Capital Statement until such time as the sale of the Italian Business is consummated pursuant to the Italian Amendment, at which time the parties shall endeavor to include the relevant amounts relating to the Italian Business in the Closing Net Working Capital Statement and the related adjustment contemplated by Section 3.3.

(c) If the Closing Date occurs prior to the expiration of the French Waiting Period, the parties agree, immediately prior to Closing, to enter into an amendment to this Agreement to exclude the Sale Assets and Assumed Liabilities that relate to the French Business from the Assets and Assumed Liabilities transferred at Closing until such time as the French Waiting Period expires (the “French Amendment”, the consummation of the purchase and sale of the French Business contemplated by the French Amendment, the “French Closing”, and the date thereof, the “French Closing Date”), it being understood that the failure of the French Amendment to be executed or the failure of the French Waiting Period to expire prior to the Closing Date shall not constitute a failure to satisfy any condition set forth in Article VIII or Article or a grounds for termination under Article XI. The parties agree that the portion of the Initial Consideration that relates to the French Business is $2,345,000 (subject to the allocation adjustment pursuant to Section 3.4) (the “French Purchase Price”), which, for the avoidance of doubt, is included within the $80,000,000 referenced in Section 3.2. In the event that the parties are required to enter into the French Amendment, (i) the French Purchase Price shall be withheld from the Initial Consideration on the Closing Date and shall only be paid upon the French Closing Date; (ii) the representations and warranties made by Sellers in Article IV shall be deemed made as of the date hereof and as of the French Closing Date (rather than as of the date hereof and on the Closing Date), and the obligations of Sellers relating to the French Business, as set forth in Articles VI and VII, shall apply as if the references to the Closing and the Closing Date were references to the French Closing and the French Closing Date; (iii) the purchase and sale of the French Business shall be subject to the conditions set forth in Article VIII or Article IX as they relate only to the French Business (other than the conditions set forth in Sections 8.1 and 8.4, which shall not be conditions to Purchaser’s obligation to consummate the purchase of the French Business); and (iv) the portion of the Net Working Capital that relates to the French Business shall be excluded from the Closing Net Working Capital Statement until such time as the sale of the French Business is consummated pursuant to the French Amendment, at which time the parties shall endeavor to include the relevant amounts relating to the French Business in the Closing Net Working Capital Statement and the related adjustment contemplated by Section 3.3. Sellers shall, until the French Closing Date or the Closing Date, whichever is later, comply with the covenants set forth in this Article VI as they pertain to the French Business, but nothing herein shall require Sellers to transfer the French Business or Purchaser to purchase the Italian Business prior to the expiration of the French Waiting Period or otherwise in contravention of Applicable Law.

(d) Notwithstanding the foregoing or anything to the contrary contained herein, no party hereto shall be obligated to enter into the Italian Amendment or the French Amendment or to consummate the purchase and sale of the Italian Business or the French Business after October 31, 2007.

ARTICLE VII

POST-CLOSING COVENANTS

7.1 General.

(a) In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, Sellers will take such further action (including the execution and delivery of such further instruments and documents) as Purchaser may reasonably request, at the sole cost and expense of Purchaser (unless Purchaser is entitled to indemnification therefor under Article X). Sellers acknowledge and agree that, from and after the Closing, Purchaser will be provided copies of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Business or necessary for Purchaser’s reasonable business purpose that are in the possession of any Seller, other than any documentation relating to the evaluation, negotiation or implementation by Sellers of the transactions contemplated by this Agreement, unless required in connection with litigation (to which Purchaser is not a party) or pursuant to Applicable Law.

(b) In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, Purchaser will take such further action (including the execution and delivery of such further instruments and documents) as Sellers may reasonably request, at the sole cost and expense of Sellers (unless Sellers are entitled to indemnification therefor under Article X).

(c) Notwithstanding any other provision of this Agreement, in the event Sellers cause the Register to be amended to reflect Purchaser as the holder of the Shares and the parties reasonably agree that the Closing will not occur, Purchaser shall take any reasonable action necessary to assist Sellers to remove Purchaser from the Register at the sole cost and expense of Sellers.

7.2 Post-Closing Consents; Nonassignable Contracts.

(a) Subject to Section 6.2, each party hereto will use commercially reasonable efforts after the Closing Date to obtain all Consents that are not obtained prior to the Closing and that are necessary in connection with the transactions contemplated by this Agreement.

(b) To the extent that any Purchased Contract is not capable of being transferred to the applicable Purchaser pursuant to this Agreement without the Consent of a third party (including a Governmental Entity) and such Consent is not obtained prior to the Closing, or if such transfer or attempted transfer would constitute a breach or a violation of any Purchased Contract or Applicable Law, nothing in this Agreement will constitute a transfer or an attempted transfer thereof.

(c) In the event that any such Consent is not obtained on or prior to the Closing Date, Sellers will (i) cooperate in any lawful arrangement designed to provide such benefits to Purchaser (to the extent such arrangement does not materially breach such Purchased Contract) and (ii) enforce at the request of such Purchaser and for the account of such Purchaser any rights of a Seller arising from any such Purchased Contract (including the right to elect to terminate such Purchased Contract in accordance with the terms thereof upon the request of such Purchaser).

(d) To the extent that Purchaser is provided the benefits of any Purchased Contracts referred to in Section 7.2(c) above, Purchaser will perform, in all material respects, the obligations arising under such Purchased Contracts for the benefit of Sellers and the other party or parties thereto, except for any obligations under such Purchased Contracts that constitute Excluded Liabilities or Liabilities of the Company for which Sellers will provide indemnification.

7.3 Employee Matters.

(a) All Employees employed by the Company as of the Closing Date will remain employed by the Company immediately after the Closing Date.

(b) As of the Closing Date, Purchaser shall offer employment to each Employee of Sellers who is actively employed in the Business (other than Employees of the Company or Inactive Employees) on the Closing Date. For Employees in Europe or Latin America, the terms and conditions of employment shall be in accordance with the requirements of the Acquired Rights Directive or similar laws as appropriate for each relevant country. Notwithstanding the preceding sentence, offers of employment shall be at the same base salary rate as in effect immediately prior to the Closing, and provide incentive compensation (generally, sales commissions or bonuses) to be individually determined at the sole discretion of Purchaser, and employee benefit Plans, on a basis that is generally consistent with, or comparable to, those provided to similarly situated employees of Purchaser’s security business. Employees who accept Purchaser’s offer of employment shall commence employment with Purchaser effective as of the Closing Date. Purchaser shall consider for employment any Inactive Employee, who presents him or herself to Purchaser for active employment within 90 days following the Closing Date and for which Purchaser has a suitable position for which such Inactive Employee is qualified. Any employment offer to such Inactive Employees shall be on such terms and conditions determined by Purchaser in its sole discretion. Inactive Employees who accept such offers of employment will commence employment with Purchaser on the date that such Employee is able to return to active duty.

(c) As of the Closing Date, Sellers shall provide Purchaser an updated listing of all Employees in the form of Schedule 4.16. For purposes of this Agreement, Employees who become Employees of Purchaser by automatic transfer under Applicable Law or by acceptance of Purchaser’s offer of employment and Employees of the Company as of the Closing Date shall be collectively referred to herein as the “Transferred Employees”.

(d) Except to the extent prohibited by Applicable Law, Sellers shall deliver to Purchaser originals or copies of all personnel files and records relating to Transferred Employees.

(e) It is expressly agreed and understood that nothing in this Agreement shall, or shall be construed to, limit the ability of Purchaser or the Company to terminate the employment of any Transferred Employee at any time after the Closing Date.

(f) Subject to Applicable Law, Sellers will assign or transfer to Purchaser the Employment Agreements or employment Contracts listed on Schedule 7.3(f). For the avoidance of doubt, any Employment Agreement or employment Contract which is not listed on this Schedule will not be assumed by Purchaser and the liability for such shall remain with Sellers.

7.4 Employee Benefit Matters.

(a) Sellers shall be responsible for all Liabilities for any and all claims incurred or made by Transferred Employees and their dependents and beneficiaries (as well as any other Employee or former Employee and their respective dependents and beneficiaries) on or before the Closing Date under any Seller Plan or Employment Agreement, other than current ordinary course employee incentive, payroll, employee commission and vacation plan accruals to the extent set forth on the Closing Net Working Capital Statement. Purchaser shall be responsible for all Liabilities for any and all claims incurred or made by Transferred Employees and their covered dependents and beneficiaries after the date of Closing or in the case of an Inactive Employee, such Employee’s date of hire by Purchaser, in accordance with the terms of Purchaser’s employee benefit plans. For purposes of this Section 7.4, a claim shall be deemed incurred, in the case of health benefits (which includes but is not limited to hospital, surgical, medical, dental or vision benefits), when the services that are the subject of the claim are performed or provided and, in the case of other benefits (such as life insurance, sickness, accident, severance and disability benefits), when a disabling event has occurred or when a disability has been diagnosed that entitles the individual to the benefit.

(b) As soon as practicable following the Closing Date, with respect to U.S. Employees, Seller’s Flexible Spending Account Plan shall transfer to Purchaser’s Flexible Spending Account Plan an amount in cash equal to the net balance of the flexible spending accounts (current year payroll deductions less claims processed) maintained by Sellers under Sellers’ Flexible Spending Account Plan on behalf of each participating Transferred Employee. Purchaser’s Flexible Spending Account Plan shall accept claims for reimbursement for qualified expenses incurred after the date of any such Employee’s participation in such account(s) during the current calendar year, to the extent not reimbursed by Sellers’ Flexible Spending Account Plan prior to the Closing Date; provided that Sellers shall provide to Purchaser all records, elections and account information held by Sellers that Purchaser’s Flexible Spending Account Plan may require to process such claims.

(c) Nothing in this Agreement will limit or restrict in any way the right of Company, Purchaser or its relevant Affiliates to modify, amend or terminate any Company Plan, or establish, modify, amend or terminate any new Plans in whole or in part, at any time after the Closing Date. This Agreement will not, in any way or at any time, create any third party beneficiary rights for or on behalf of any Person. Nothing in this Agreement will be construed to require Company or Purchaser to provide any benefit to any current or former Employee of the Company or any Seller other than the benefits specifically described herein.

(d) Sellers shall be responsible for any continuation of group health coverage required under Section 4980B of the code or Sections 601 through 608 of ERISA with respect to any Employee or any “qualified beneficiary” (as defined in Section 4980B of the Code) for “qualifying events” (as defined in Section 4980B of the Code) that occurred or occur on or prior to the Closing Date, or in the case of an Inactive Employee, such Employee’s date of hire by Purchaser, including any such qualifying event incurred by reason of the Transferred Employee’s termination of employment with Seller.

7.5 Post-Closing Tax Matters.

(a) The applicable Seller (or any Seller, if such Seller no longer exists) will prepare and timely file (i) all Tax Returns of Sellers that include the Business or the Business Assets for all Tax periods (or portions thereof) ending on or prior to the Closing Date and (ii) all Tax Returns of the Company for any Tax period ending on or prior to the Closing Date, and shall pay all Taxes due for such Tax periods, except to the extent any such Taxes are included as Liabilities in the determination of Net Working Capital. Any such Tax Return of the Company shall be provided to Purchaser for review and comment at least fifteen (15) days prior to the applicable filing date.

(b) Purchaser will prepare and timely file all other Tax Returns that are required to be filed in respect of the Business Assets, the Business and Company. Any such Tax Return that relates to a Straddle Period shall be provided to Sellers for review and comment at least fifteen (15) days prior to the applicable filing date. Purchaser shall pay all Taxes due for such Tax periods, provided however that in the case of a Tax Return that relates to a Straddle Period, the Seller shall pay to Purchaser on or prior to the date on which Taxes are due with respect to such Straddle Periods an amount equal to the portion of such Taxes which relates to the portion of such Straddle Period ending on the Closing Date to the extent such Taxes are not included as Liabilities in the determination of Net Working Capital. For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any real and personal property Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company and the Sellers.

(c) Without prejudice to the terms of Section 7.5(h), Purchaser shall be responsible for payment of all registration and legal publicity rights regarding the transfer of the Sale Assets owned or leased by Richardson Electronique SNC or otherwise used or held for use in France and shall carry out, within 15 days after the Closing Date, all required formalities for the registration of such sale and payment of registration duties with the French Tax Authorities as well as any publicity and disclosure obligation prescribed by applicable regulation, and shall provide Sellers with documentation evidencing the same.

(d) If Purchaser or the Company receives a refund of Taxes relating to the Business or the Business Assets for a Tax period (or portion thereof) ending on or prior to the Closing Date, Purchaser will pay to the applicable Seller, within thirty (30) days following the receipt of such refund, an amount equal to such refund except to the extent it is included as an Asset in the determination of Net

Working Capital. Any such payment shall be treated by the parties as an adjustment to the Consideration. If a Seller receives a refund of Taxes relating to the Business or the Business Assets, including Taxes of the Company, for a Tax period (or portion thereof) beginning after the Closing Date, such Seller will pay, within thirty (30) days following the receipt of such refund, the amount of such refund to Purchaser.

(e) Each party hereto will provide each other party hereto with such assistance and non-privileged information relating to the Company, the Business and the Business Assets as may reasonably be requested in connection with the preparation of any Tax Return or the performance of any audit, examination or any other proceeding by any Tax Authority, whether conducted in a judicial or administrative forum. Each party hereto will retain and provide to the other party all non-privileged records and other information which may be relevant to any such Tax Return, audit, examination or any other proceeding. Without limiting the generality of the foregoing, each party hereto will retain, for a period of six years from and after the Closing Date (or such longer period as may be required by Applicable Law), copies of all Tax Returns, supporting work schedules and other records relating to the Company, the Business and the Business Assets for taxable periods, or ratable portions of any taxable periods, ending on or prior to the Closing Date, or (if they will be retained for less than six years) will offer such records to the other party prior to disposing of them.

(f) Purchaser will exercise control over the handling, disposition and settlement of any inquiry, examination or proceeding by a Tax Authority (or that portion of any inquiry, examination or proceeding by a Tax Authority) with respect to the Company, the Business or the Business Assets; provided, however, that if such proceeding could result in a determination with respect to Taxes due or payable by any Seller or give rise to an indemnification obligation on the part of any Seller, such Seller may elect to participate in the handling of such proceeding at its sole expense. Purchaser will notify Sellers in writing promptly upon learning of any such inquiry, examination or proceeding. Purchaser will cooperate with the applicable Seller, as such Seller may reasonably request, in any such inquiry, examination or proceeding. Purchaser will not extend, without the prior written consent of Richardson, the statute of limitations for any Tax for which any Seller may be required to indemnify Purchaser.

(g) Neither Sellers nor Purchaser will agree to settle any Tax Liability or compromise any claim with respect to Taxes, which settlement or compromise may affect the Liability for Taxes hereunder (or right to Tax benefit) of the other party, without the other party’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.

(h) The parties agree that Purchaser will bear 50% and Sellers will bear 50% of any transfer, recordation, VAT, GST, sales and other Taxes, and any filing fees (including under Antitrust Laws), in each case, arising as a result of the transfer of the Sale Assets and Shares to Purchaser or otherwise by virtue of the consummation of the transactions contemplated hereby (“Transfer Taxes”), regardless of which party is obligated to pay such Transfer Taxes or file Tax Returns with respect thereto under Applicable Law. If a Transfer Tax is imposed on a party (the “taxed party”, and for these purposes, Purchaser shall be treated as the taxed party with respect to a Transfer Tax imposed on the Company), the other party shall pay to the taxed party an amount equal to 50% of the Transfer Tax. Such payment shall be treated as an adjustment of the Consideration. If the taxed party receives a refund, or a cash savings from a credit, of all or a portion of such Transfer Tax, the taxed party shall pay to the other party 50% of the refund or cash savings. Such payment shall also be treated as an adjustment of the Consideration. Purchaser and Sellers will cooperate in timely filing all Tax Returns with respect to Transfer Taxes.

7.6 Confidentiality, Non-Competition and Non-Solicitation.

(a) Sellers agree that, at all times from and after the Closing Date, they will, and will cause each of their Affiliates, directors, officers and employees to, keep secret and retain in the strictest confidence, and will not use for the benefit of themselves or others, any Personal Information or confidential information with respect to the Business, including know-how, trade secrets, customer lists, details of any Contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques, plans or processes, other than any of the foregoing (other than Personal Information) which (i) are in or become part of the public domain, (ii) a Seller already uses in its business other than the Business as set forth on Schedule 7.6, (iii) as of the date of the disclosure by the disclosing party to the recipient had been independently developed by or otherwise was in the possession of the recipient other than by reason of a breach by any party of any duty owed to the disclosing party with respect to such Confidential Information, or (iv) after the date of disclosure by the disclosing party to the recipient, is independently developed by or on behalf of the recipient without any use of the Confidential Information owned by the disclosing party, and without acquiring, developing, or disclosing that information in violation of any obligation to the recipient with respect to the confidentiality of such information (collectively, the “Confidential Information”). In the event any party hereto or any of its Affiliates is requested or required (by oral request or written request for information or documents in any Legal Proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, then such party, on its own behalf or on behalf of such Affiliate, will, unless prohibited by such Order, notify the other parties promptly in writing of the request or requirement unless such notice may cause them to be in violation of Applicable Law so that the non-disclosing party may seek an appropriate protective Order or waive compliance with this Section 7.6(a). If, in the absence of a protective Order or receipt of a waiver hereunder, a party or any of its Affiliates is, on the advice of outside counsel, compelled by Applicable Law to disclose any Confidential Information, then such party may, or may permit its Affiliate to, disclose such Confidential Information, provided that such party or such Affiliate, as the case may be, uses its commercially reasonable efforts to obtain at the request and expense of the non-disclosing party an Order or other assurance that confidential treatment will be accorded to such Confidential Information. The Mutual Non-Disclosure Agreement dated February 25, 2007 by and between Purchaser and Richardson shall be deemed to automatically terminate upon Closing except with respect to Confidential Information provided by Sellers to Purchaser which is not related to the Business.

(b) For a period of five (5) years from and after the Closing Date, Sellers shall not and each Seller will cause its Affiliates, directors, officers and employees not to, engage, directly or indirectly, in any activity which competes anywhere in the World with the Business conducted immediately prior to the Closing Date; provided, however, that the foregoing will not restrict or prohibit (i) Sellers or any of their Affiliates from maintaining and/or undertaking passive investments in Persons primarily engaged in any such business, provided the aggregate interest represented by such investments does not exceed five percent (5%) of any class of the outstanding equity or debt securities of any such Person, (ii) Sellers’ Display Systems Group from selling displays and monitors or from selling display systems, including in closed circuit television systems (e.g., a camera on a kiosk with a Display Systems Group display screen) which may include third-party manufactured products and which may serve a security function; provided that, with respect to such display systems Sellers provide 30 days prior written notice to Purchaser and allow Purchaser the good faith opportunity to provide a quote for the supply of any such security system products (other than displays and monitors) to the extent such products are not manufactured by Sellers or the sale by Sellers of such products is otherwise made solely in connection with a sale of an integrated display system, or (iii) Sellers or their Affiliates from acquiring (by asset purchase, stock purchase, merger, consolidation or otherwise) any business which competes with the Business (a “Competing Business”) which (A) has revenues derived from such competition with the Business of less than 5% of the revenues of such acquired business for such fiscal year, and (B) Seller or its Affiliates who acquired such Competing Business use their respective best efforts to promptly (and in any event within twelve (12) months after such acquisition) divest (by asset purchase, stock purchase, spin-off, split-off, merger, consolidation or otherwise) or discontinue, shut down or cease operations of the Competing Business.

(c) For a period of two (2) years from and after the Closing Date, Sellers will not, and will cause their Affiliates, directors, officers and employees not to, directly or indirectly, solicit for employment any person while such person is, or was within the three (3)-month period prior to his or her solicitation, an Employee of the Business or the Company; provided, however, that the foregoing restrictions do not apply to (i) any non-targeted general solicitations for employment (whether by newspaper, Internet advertisement, headhunter solicitation or otherwise), or (ii) any solicitation for employment of any person whose employment was terminated by Purchaser or an Affiliate of Purchaser.

(d) Other than the solicitation of Employees contemplated by this Agreement, for a period of two (2) years from and after the Closing Date, Purchaser will not, and will cause its Affiliates, directors, officers and employees not to, directly or indirectly, solicit for employment any person while such person is, or was within the three (3)-month period prior to his or her solicitation, an Employee of Sellers (other than in connection with the Business); provided, however, that the foregoing restrictions do not apply to (i) any non-targeted general solicitations for employment (whether by newspaper, Internet advertisement, headhunter solicitation or otherwise), or (ii) any solicitation for employment of any person whose employment was terminated by Sellers or an Affiliate of Sellers; provided, however, that nothing herein will preclude Purchaser or an Affiliate of Purchaser from hiring employees of Richardson or Sellers that neither Purchaser nor any of its Affiliates had direct contact with in connection with the transactions contemplated by this Agreement.

(e) Sellers acknowledge that the periods of restriction, the geographical areas of restriction and the restraints imposed by the provisions of this Section 7.6 are fair and reasonably required for the protection of Purchaser. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.6 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable against the parties as so modified. Sellers agree that any violation of the covenants contained in this Section 7.6 is likely to cause irreparable damage to Purchaser; therefore, in addition to any other remedies Purchaser may have under this Agreement or otherwise, Purchaser will be entitled to seek an injunction from any court of competent jurisdiction restraining Sellers or any of their Affiliates from committing or continuing any violation of this Section 7.6, without the requirement of posting any bond or other indemnity and Sellers shall not contest such injunctive relief on the basis that there is an adequate remedy at law for any such violation or threatened violation of this Section 7.6.

7.7 Post-Closing Receipts. In the event that any party after the Closing Date receives any funds properly belonging to another party in accordance with the terms of this Agreement, the receiving party will promptly so advise such other party, will segregate and hold such funds in trust for the benefit of such other party and will promptly deliver such funds to an account or accounts designated in writing by such other party.

7.8 Records and Documents.

(a) For a period of six (6) years after the Closing Date, upon reasonable prior written notice, Sellers on the one hand, and Purchaser on the other hand, shall furnish or cause to be furnished to each other and their Employees, agents, auditors and representatives access, during normal business hours, such information, books and records in their possession relating to the Business as is reasonably necessary for financial reporting and accounting matters, for periodic reports or filings with any Governmental Entities, or for the preparation and filing of Tax Returns, reports or forms for the defense of any Tax claims, assessments, audits or disputes, provided that with respect to any Tax Returns or other records relating to Tax matters or any other action, either party shall have reasonable access to such information until the applicable statute of limitations, if any, shall have expired. Except as otherwise agreed in writing, each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 7.8(a). Each party shall have the right to copy any of such records at its own expense. Neither party shall be required by this Section 7.8(a) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

(b) After the expiration of such six (6) year period (or the applicable statute of limitations with respect to any Tax Returns or other records relating to Tax matters or any other action), Sellers on the one hand, and Purchaser on the other hand, shall provide at least 60 days prior written notice to the other party of its intent to dispose of any such books and records relating to the Business, and such other party shall be given the opportunity, at its cost and expense, to remove and retain all or any part of such books and records as it may select.

7.9 Use of Excluded Names; Sellers Obligation to Change Name.

(a) Except as otherwise expressly provided in this Section 7.9, no interest in or right to use the Excluded Names is being assigned, transferred or otherwise conveyed to Purchaser pursuant to this Agreement. As promptly as practicable following the Closing, but in no event later than one hundred eighty 180 days after the Closing Date, Purchaser will stop using the Excluded Names in any form including by removing, permanently obliterating or covering all references to the Excluded Names that appear on any Business Asset or Assumed Liability, including all signs, promotional or advertising literature, labels, stationery, business cards, office forms and packaging materials. Without limiting the foregoing, in no event will Purchaser use or display the Excluded Names in any way (i) other than in the same manner used by the Business immediately prior to the Closing Date, (ii) in connection with products or services not conforming to the same standard of quality that existed prior to the Closing Date, or (iii) that could detract from or impair the goodwill associated with the Excluded Names. Neither Purchaser nor any of its Affiliates will use the Excluded Names, any trademark, service mark, brand name, certification mark, trade name, corporate name, domain name or other indication of source or origin that is likely to cause confusion with the Excluded Names or be associated with Sellers or any of their Affiliates after the Closing Date, except as expressly permitted pursuant to this Section 7.9. Notwithstanding anything herein to the contrary, Purchaser shall be permitted to use the Excluded Names in materials referencing the history of the Company and Business or the fact that Sellers previously owned the Company and the Business.

(b) Sellers will take any and all action necessary to change their names or the names used by their Affiliates to the extent necessary, effective no later than immediately following the Closing, to a name that does not include or relate to and is not based on or likely to be confused with the name “Burtek”. Beginning immediately following the Closing, Sellers and their Affiliates will cease using any trademark, brand name, trade name, corporate name, domain name or other indication of source or origin that includes, is based on, relates to or is likely to be confused with any Purchased Intellectual Property or any other similar term or derivative thereof. Notwithstanding anything herein to the contrary, Sellers shall be permitted to use the Burtek name or names associated with the Business in materials referencing the history of Sellers or the fact that Sellers previously owned the Company and the Business as required by Applicable Law.

7.10 Litigation Support. In the event and for so long as any party to this Agreement is actively contesting or defending against any third party charge, complaint, action, audit, suit, proceeding, hearing, investigation, claim or demand in connection with (a) the transactions contemplated by this Agreement and the Transaction Documents or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving any Seller, the Company or Purchaser, each of the other parties will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as may be reasonably necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article X). In addition, in connection with any Third Party Claim against any Purchaser Indemnified Party with respect to which Sellers have fully assumed in writing indemnification responsibility pursuant to Section 10.2 below, Seller will have the right to assert against such third party any related counterclaim under the applicable Contract with such third party, and Purchaser will cooperate with the assertion of such counterclaim, make available its personnel and provide such testimony and access to its books and records, in each case, as may be reasonably necessary in connection with such counterclaim, all at the sole cost and expense of Sellers.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligation of Purchaser to consummate the transactions contemplated by this Agreement will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing by Purchaser:

8.1 Representations and Warranties. Each of the representations and warranties of the Sellers set forth in the Agreement will be true and correct in all material respects (except for representations and warranties qualified by materiality or “Material Adverse Effect,” which will be true and correct in all respects) as of the Closing Date (without giving effect to any Disclosure Schedule Supplement) as though then made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date, in which case such representations and warranties will be true and correct in all material respects (except for representations and warranties qualified by materiality or “Material Adverse Effect,” which will be true and correct in all respects) only as of such date.

8.2 Performance. Each Seller and the Company will have performed and complied in all respects with all obligations and covenants set forth in this Agreement to be performed and complied with by them on or prior to the Closing Date.

8.3 Absence of Litigation. There will not be any Legal Proceeding pending or threatened, whether in writing or reasonably communicated to the management of the Company or any Seller, before any Governmental Entity or before any arbitrator wherein an unfavorable injunction, judgment, Order, decree, ruling or charge could reasonably be expected to (a) prevent or enjoin the consummation of any of the transactions contemplated by this Agreement or any Transaction Document, (b) cause any of the transactions contemplated by this Agreement or any Transaction Document to be rescinded following consummation, (c) affect materially and adversely the right of Purchaser following the Closing Date to own and operate any of the Business Assets or to discharge and perform the Assumed Liabilities or (d) except as set forth on Schedule 8.3, affect materially and adversely, including through the imposition of any divestiture requirement, the right of Purchaser following the Closing Date to operate the Business as presently operated by Seller and the Company and as presently proposed by Purchaser to be operated (and no such injunction, judgment, Order, decree, ruling or charge will be in effect).

8.4 No Material Adverse Effect. There will not have occurred from the date hereof through and including the Closing Date any Material Adverse Effect.

8.5 Closing Deliveries. At the Closing, Sellers and the Company shall have delivered to Purchaser those items set forth in Section 3.5.

8.6 Regulatory Approvals. All applicable waiting periods under any Antitrust Laws other than the Competition Act will have expired or been terminated and Competition Act Approval shall have been received.

8.7 Accrued Payroll, Incentive, Employee Commission and Vacation Benefit Payments Related to Certain Transferred Employees. Sellers shall, effective as of the Closing Date, make any and all payments to Transferred Employees of Sellers with respect to any earned payroll, incentive, employee commission and vacation benefits, but only to the extent such payments are required to be made pursuant to the provisions of the applicable Seller Plan, policy, program, or Applicable Law. Prior to the Closing, Sellers shall provide Purchaser with a detailed listing of any payments expected to be made in accordance with this Section 8.7. To the extent Seller is required to make such payments, Purchaser shall reimburse Seller for the amount of such payments.

8.8 Frustration of Closing Conditions. Purchaser may not rely on the failure of any condition set forth in this Article VIII to be satisfied if Purchaser’s breach of this Agreement has been a principal reason that such condition has not been satisfied.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS AND THE COMPANY

The obligation of each Seller and the Company to consummate the transactions contemplated by this Agreement will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing by Richardson on behalf of Sellers:

9.1 Representations and Warranties. Each of the representations and warranties of Purchaser set forth in this Agreement will be true and correct in all material respects (except for representations and warranties qualified by materiality, which will be true and correct in all respects) as of the Closing Date as though then made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date, in which case such representations and warranties will be true and correct in all material respects (except for representations and warranties qualified by materiality, which will be true and correct in all respects) only as of such date.

9.2 Performance. Purchaser will have performed and complied in all respects with all obligations and covenants set forth in this Agreement to be performed and complied with by it on or prior to the Closing Date.

9.3 Absence of Litigation. There will not be any Legal Proceeding pending or threatened, whether in writing or reasonably communicated to the management of Purchaser, before any Governmental Entity or before any arbitrator wherein an unfavorable injunction, judgment, Order, decree, ruling or charge could reasonably be expected to (a) prevent or enjoin the consummation of any of the transactions contemplated by this Agreement or any Transaction Document or (b) cause any of the transactions contemplated by this Agreement or any Transaction Document to be rescinded following consummation.

9.4 Purchaser’s Deliveries. At the Closing, Purchaser shall have delivered to Sellers and the Company those items set forth in Section 3.6:

9.5 Regulatory Approval. All applicable waiting periods under any Antitrust Laws will have expired or been terminated and Competition Act Approval shall be have been received.

9.6 General Conditions. All actions to be taken by Purchaser in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Sellers and the Company.

9.7 Frustration of Closing Conditions. No Seller nor the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if a breach by a Seller or the Company of this Agreement has been a principal reason that such condition has not been satisfied.

ARTICLE X

REMEDIES

10.1 Survival of Obligations. All of the representations and warranties contained in this Agreement or in any Transaction Document will survive and continue in full force and effect until January 31, 2009, except that (a) the representations and warranties contained in Sections 4.1 (Organization; Authority; Binding Obligation; Capitalization), 4.2 (Noncontravention; Consents), 4.3 (Title and Condition of Assets; Sufficiency), 4.25 (Brokers’ Fees), 5.1 (Organization; Authority; Binding Obligation), 5.2 (Noncontravention; Consents) and 5.3 (Brokers’ Fees) hereof will survive the Closing indefinitely, (b) the representations and warranties contained in Section 4.12 (Intellectual Property) hereof will survive the Closing until the third anniversary of the Closing Date, and (c) the representations and warranties contained in Sections 4.11 (Tax Matters), 4.17 (Employee Benefits) and 4.18 (Environmental, Health and Safety Matters) hereof will survive the Closing until 30 days after the expiration of the applicable statute of limitations. All covenants or agreements contained in this Agreement or any other Transaction Document which by their terms have any remaining obligation to be performed or observed following the Closing will survive until fully performed or observed in accordance with their terms. No knowledge of, or investigation by or on behalf of, any party hereto will constitute a waiver of such party’s right to enforce any covenant, representation or warranty, contained herein by any of the other parties or affect the right of a party to indemnification, unless such matter (x) is set forth in the Disclosure Schedules and (y) is not described in Sections 10.2(a)(ii) through (v). Notwithstanding anything herein to the contrary, each representation or warranty which is the subject of one or more claims asserted in writing prior to the expiration of the applicable period set forth above will survive with respect to the related claim or claims until the final resolution thereof. Each of the representations and warranties in Articles IV and V is a separate and independent warranty and will be applied and interpreted separately and independently from all other representations and warranties.

10.2 Indemnification by Sellers.

(a) Subject to the terms and conditions of this Article X, Sellers agree to reimburse, defend, indemnify and hold harmless Purchaser and its present and future Affiliates (including the Company) and their respective managers, directors, officers, employees and representatives (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of any and all Losses resulting from, or that exist or arise due to, any of the following (collectively, “Purchaser Claims”):

(i) prior to their expiration in accordance with Section 10.1 hereof, any inaccuracy of any representation or breach of any warranty made or given by any Seller or the Company in this Agreement, any Transaction Document to which a Seller or the Company is a party or any certificate delivered by a Seller pursuant hereto, other than inaccuracies or breaches resulting from or due to any fraud, intentional misrepresentation or criminal acts committed by or on behalf of any Seller or any of its Affiliates on or prior to the Closing;

(ii) any breach of or failure by Sellers or the Company to perform or comply with any covenant or agreement contained in this Agreement or any Transaction Document to which a Seller or the Company is a party;

(iii) any Excluded Asset, Excluded Liability or Retained Liability (including any such matters that are disclosed in the Disclosure Schedules or that are required to be disclosed in the Disclosure Schedules as exceptions to or disclosures made pursuant to the representations and warranties set forth in Article IV);

(iv) the failure of Sellers to comply with any Applicable Laws concerning bulk sales in connection with the transactions contemplated hereby or otherwise;

(v) any fraud, intentional misrepresentation, willful misconduct or criminal acts committed by or on behalf of any Seller or any of its Affiliates on or prior to the Closing Date; and

(vi) any claim alleging any of the foregoing.

(b) Notwithstanding Section 10.2(a) hereof, the obligations of the applicable Sellers pursuant to Section 10.2(a)(i) hereof (and, solely to the extent directly resulting from Purchaser’s continued operation of the Business after the Closing Date and only for such Losses directly incurred after the Closing, 10.2(a)(iii)): (i) will not apply, other than with respect to Sections 4.1 (Organization; Authority; Binding Obligation; Capitalization), 4.2 (Noncontravention; Consents), 4.3 (Title and Condition of Assets; Sufficiency), 4.11 (Tax Matters), 4.15 (Product Warranty; Product Liability), and 4.25 (Brokers’ Fees), until the aggregate of all such Losses claimed by all Purchaser Indemnified Parties, or any of them under Section 10.2 exceeds Five Hundred Thousand Dollars ($500,000) (the “Basket Amount”) after which the Purchaser Indemnified Parties shall be entitled to recover all such Losses in excess of the Basket Amount; and (ii) will be limited to, and will not exceed, Seventeen Million Dollars ($17,000,000).

(c) All amounts owing pursuant to this Section 10.2 will be paid promptly, and in any event, not more than five business days following the final adjudication or determination thereof, by wire transfer from one or more Sellers of immediately available funds to the account designated in writing by any Purchaser Indemnified Party entitled to such payment.

10.3 Indemnification by Purchaser.

(a) Subject to the terms and conditions of this Article X, from and after the Closing Date, Purchaser agrees to reimburse, defend, indemnify and hold harmless Sellers and their present and future Affiliates (excluding the Company) and their respective managers, officers, employees and representatives (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Losses resulting from, or that exist or arise due to, any of the following (collectively, “Seller Claims”, and together with Purchaser Claims, the “Claims”):

(i) prior to their expiration in accordance with Section 10.1 hereof, any inaccuracy of any representation or breach of any warranty made or given by Purchaser in this Agreement, any Transaction Document to which Purchaser is a party or any certificate delivered by Purchaser pursuant hereto, other than inaccuracies or breaches resulting from or due to any fraud, intentional misrepresentation, willful misconduct, or criminal acts committed by or on behalf of Purchaser or any of its Affiliates on or prior to the Closing;

(ii) any breach of or failure by Purchaser to perform or comply with any covenant or agreement contained in this Agreement or any Transaction Document to which Purchaser is a party;

(iii) any Assumed Liability;

(iv) any fraud, intentional misrepresentation or criminal acts committed by or on behalf of Purchaser or any of its Affiliates on or prior to the Closing Date; and

(v) any claim alleging any of the foregoing.

(b) All amounts owing pursuant to this Section 10.3 will be paid promptly, and in any event not more than five business days following the final adjudication or determination thereof, by wire transfer of immediately available funds to the account designated in writing by any Seller Indemnified Party entitled to such payment, by Purchaser.

10.4 Procedures for Indemnification.

(a) No party hereto will be liable for any Claim for indemnification under this Article X unless written notice of a Claim for indemnification is delivered by the party seeking indemnification (the “Indemnified Party”) to the party from whom indemnification is sought (the “Indemnifying Party”) prior to the expiration of any applicable survival period set forth in Section 10.1 (in which event the Claim will survive until resolved). If any third party notifies the Indemnified Party with respect to any matter which may give rise to a Claim for indemnification (a “Third Party Claim”) against the Indemnifying Party under this Article X including with respect to any Loss arising therefrom which would be within the applicable Basket Amount of the Indemnifying Party, then the Indemnified Party will notify the Indemnifying Party promptly thereof in writing and in any event within thirty (30) days after receiving written notice from a third party; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then only to the extent that, the Indemnifying Party is actually prejudiced thereby. All notices given pursuant to this Section 10.4(a) will describe with reasonable specificity the nature of the Claim, the amount of the Claim (if then known) and the basis of the Indemnified Party’s Claim for indemnification.

(b) Following receipt of notice of a Claim in accordance with Section 10.4(a) (other than a Third Party Claim which will be governed by Section 10.4(c) below), the Indemnifying Party will have thirty (30) days from the date it receives notice of such Claim (the “Dispute Period”) to make such investigation of the Claim as the Indemnifying Party deems necessary or desirable. For purposes of such investigation, the Indemnified Party will make available to the Indemnifying Party all the material information related to such Claim relied upon by, or in possession or control of, the Indemnified Party to substantiate such Claim. If the Indemnifying Party disagrees with the validity or amount of all or a portion of such Claim made by the Indemnified Party, the Indemnifying Party will deliver to the Indemnified Party written notice thereof (the “Dispute Notice”) prior to the expiration of the Dispute Period. If no Dispute Notice is received by the Indemnified Party within the Dispute Period or the Indemnifying Party provides notice that it does not have a dispute with respect to such Claim, such Claim will be deemed approved and consented to by the Indemnifying Party (such Claim being referred to herein as an “Approved Indemnification Claim”). The Indemnifying Party will pay any such Approved Indemnification Claim within five (5) business days after such Claim is determined to be an Approved Indemnification Claim by wire transfer of immediately available funds to an account designated in writing by the Indemnified Party.

(c) After the Indemnified Party has given notice of a Third Party Claim to the Indemnifying Party pursuant to Section 10.4(a), the Indemnifying Party will be entitled to participate therein and, to the extent desired, upon written notice delivered to the Indemnified Party within ten (10) days thereafter and provided that (i) it assumes in writing full responsibility for all Losses relating to such Third Party Claim, (ii) the Third Party Claim does not involve any material customer or supplier of the Indemnified Party, or any officer or key employee of the Indemnified Party, and (iii) the Third Party Claim does not seek injunctive or other nonmonetary relief against the Indemnified Party, to assume the defense thereof with counsel of its choice; provided, however, the Indemnified Party may participate in such defense and after notice of the Indemnifying Party’s election to assume the defense thereof, the Indemnifying Party will not be liable to the Indemnified Party for any further legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense of the Third Party Claim, other than reasonable out-of-pocket costs of investigation, unless the Indemnifying Party does not actually promptly assume the defense thereof following notice of such election. Notwithstanding the foregoing, if (i) the Indemnified Party elects to pursue one or more defenses or counterclaims available to it that are inconsistent with one or more of those that are being pursued by the Indemnifying Party in respect of such Third Party Claim or any litigation relating thereto in order to maintain the business goals and/or relationships of such Indemnified Party, (ii) the Indemnified Party is requested by the Indemnifying Party to participate in the defense or counterclaim as a principal or otherwise substantially engage in the management or conduct of the defense or counterclaim, or (iii) in the reasonable opinion of counsel to the applicable Indemnified Party, a conflict or potential conflict exists between the applicable Indemnified Party and the Indemnifying Party that would make such separate representation advisable, then the Indemnified Party may participate in the defense of such Third Party Claim, and the Indemnifying Party will reimburse the Indemnified Party for the reasonable legal and other expenses of one law firm as counsel for the Indemnified Party in the defense of such Third Party Claim, together with the reasonable legal and other expenses of a separate local law firm in each applicable jurisdiction and provided further that in any Third Party Claim where an Indemnified Party is not controlling the defense and which involves any customer or supplier or the Indemnified Party or its

Affiliates, such participation shall in any event include the right of the Indemnified Party to engage in direct discussions with the other parties to such Third Party Claim, including discussions concerning the claim and potential resolution thereof. In the event the Indemnifying Party does not assume the defense of a Third Party Claim, the Indemnified Party will have the right to undertake the defense of such Third Party Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the limitations on the Indemnifying Party’s obligations to indemnify as set forth in this Article X). The party controlling the defense of a Third Party Claim will consider in good faith any recommendations made by the other party with respect to the defense of such Third Party Claim.

(d) Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, (i) the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge such Third Party Claim without the Indemnifying Party’s prior written consent, not to be unreasonably withheld, and (ii) the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim unless such admission, settlement, compromise or discharge would not (x) result in the imposition of a judgment that would require any payment by, or restrict the future activity or conduct of the Indemnified Party or any Subsidiary or Affiliate thereof (y) by its terms unconditionally obligate the Indemnifying Party (or its Subsidiaries or Affiliates) to pay the full amount of the liability in connection with such Third Party Claim or (z) unconditionally release all Indemnified Parties in connection with such Third Party Claim.

10.5 Treatment of Indemnity Payments. All indemnification payments made pursuant to this Agreement will be treated by the parties as adjustments to the Consideration.

10.6 Exclusive Remedy. Following the Closing Date, except as set forth in Sections 7.6(d) and 12.3 hereof, the parties’ respective rights to indemnification pursuant to this Article X will be the sole and exclusive remedy available to the parties with respect to any and all claims with respect to the subject matter of this Agreement, the Transaction Documents or the transactions set forth herein; provided that the foregoing sentence will not be applicable in the case of any fraud, intentional misrepresentation, willful misconduct or criminal acts committed by or on behalf of any party hereto.

10.7 Reimbursement Relating to Indemnification Payments. If the Indemnified Party receives any amounts (net of collection costs and any premium adjustments related thereto) under applicable third party insurance policies, or from any other Person alleged to be responsible for any Loss, then such net amount shall not be includable as a “Loss,” and if the recovery is subsequent to receipt of an indemnification payment from the Indemnifying Party, then such Indemnified Party will promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the net amount received by the Indemnified Party.

ARTICLE XI

TERMINATION OF AGREEMENT

11.1 Termination.

(a) This Agreement may be terminated prior to the Closing as follows:

(i) by mutual written consent of Sellers and Purchaser;

(ii) at the written election of Purchaser or Sellers, upon the issuance of any final, nonappealable Order by a court of competent jurisdiction precluding the consummation of the Closing or the transactions contemplated by this Agreement or the Transaction Documents (by injunction or otherwise);

(iii) at the written election of Purchaser or Sellers, if the Closing has not occurred on or before October 31, 2007 by reason of the failure to be satisfied of any of the conditions set forth in Article VIII or Article IX hereof, respectively (provided that no party may terminate this Agreement pursuant to clause (iii) above if the failure to consummate the transactions contemplated by this Agreement is the result of a breach of this Agreement by the party seeking to terminate this Agreement);

(iv) by Purchaser, by giving written notice to Sellers in the event Sellers or the Company are in breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other breach, (A) would cause any of the conditions in Article VIII not to be satisfied and (B) is not cured within fifteen (15) days following delivery by Purchaser to Sellers of written notice of such breach (provided that such notice and opportunity to cure shall not be required in the case of a breach that is not curable or where efforts to cure such breach have ceased);

(v) by Sellers, by giving written notice to Purchaser in the event Purchaser is in breach of any representation warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (A) would cause any of the conditions in Article IX not to be satisfied and (B) is not cured within fifteen (15) days following delivery by Sellers to Purchaser of written notice of such breach (provided that such notice and opportunity to cure shall not be required in the case of a breach that is not curable or where efforts to cure such breach have ceased);

(b) The termination of this Agreement will be effectuated by the delivery by the party terminating this Agreement to each other party of a written notice of such termination. If this Agreement so terminates, it will become null and void and have no further force or effect, except as provided in Section 11.2 hereof.

11.2 Survival After Termination. If this Agreement is terminated in accordance with Section 11.1 hereof and the transactions contemplated hereby are not consummated, this Agreement will become void and of no further force and effect, except that the provisions set forth in this Section 11.2, and in Sections 7.1(c) and 7.6(a) and Article XII hereof will survive the termination of this Agreement. None of the parties hereto will have any Liability in respect of a termination of this Agreement, except with respect to this Section 11.2 and Sections 7.1(c), 7.6(a), 12.1 and 12.2 hereof and except for any Liability for any breach of this Agreement prior to any such termination.

ARTICLE XII

MISCELLANEOUS

12.1 Expenses. Except as expressly provided herein, each party will bear its own costs and expenses incurred in connection with this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby, whether or not such transactions are consummated.

12.2 Public Announcements. No press release or other public announcement concerning the transactions contemplated hereby will be issued or made by any party without the prior written consent of Richardson, if issued by Purchaser, or Purchaser, if issued by any Seller, the Company or Richardson, except (a) a party may make any public disclosure it believes in good faith may be required by Applicable Law or the rules or regulations of any United States securities exchange, in which case the party required to make the release or announcement will use commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, (b) Purchaser and Richardson will agree on the content of the first announcement made to the Business’ Employees regarding the execution of this Agreement and the transactions contemplated hereby, (c) the Business may otherwise communicate with the Employees as it deems appropriate, provided that in any formal communications with such Employees, the Business will not make any commitments that could in any way bind Purchaser after the Closing and (d) following the Closing, a party may make a public disclosure solely of the fact that the transactions contemplated hereunder have closed and of the identities of the parties hereto.

12.3 Remedies. Each party acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, except as otherwise set forth herein, each party agrees that the other parties hereto will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof without the requirement of posting any bond or other indemnity, in addition to any other remedy to which it may be entitled, at law or in equity.

12.4 Amendment. This Agreement may be amended only by the execution and delivery of a written instrument by or on behalf of each Seller, the Company and Purchaser.

12.5 Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be transferred or assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Purchaser may, without the prior written consent of any other party to this Agreement, assign any or all of its rights and/or obligations under this Agreement or any of the Transaction Documents to one or more of its Affiliates or to a purchaser of all or substantially all of the Assets of the Business, whether by asset purchase, stock purchase, merger, consolidation or otherwise, provided, further, however, that in any such case Purchaser shall remain responsible for the performance of all of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.6 Extension of Time; Waiver. At any time prior to the Closing, the parties may extend the time for performance of, or waive compliance with, any of the covenants, agreements or conditions of any other party to this Agreement and may waive any breach of the representations or warranties of such other party. No agreement extending or waiving any provision of this Agreement will be valid or binding unless it is in writing and is executed and delivered by or on behalf of the party against which it is sought to be enforced. Unless otherwise agreed to by the parties, the failure in any one or more instances of a party hereto to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement will not be construed as a subsequent waiver of any other terms, covenants, conditions, rights or privileges, but the same will continue and remain in full force and effect as if no such forbearance or waiver had occurred.

12.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all such counterparts taken together will constitute one and the same Agreement.

12.8 Entire Agreement; Schedules. This Agreement, the Disclosure Schedules, the Transaction Documents and the other documents referred to herein collectively constitute the entire agreement among the parties and supersede any prior and contemporaneous understandings, agreements or representations by or among the parties (or any of their respective Affiliates), written or oral, that may have related in any way to the subject matter hereof or thereof. The information and disclosures contained in each of the Disclosure Schedules will be disclosed only to the extent described on the appropriate Disclosure Schedule and only with respect to the specific Disclosure Schedule on which such information and disclosure is set forth; provided, however, that such information or disclosures is hereby deemed to be incorporated by reference into a separate Disclosure Schedule if a specific cross reference to the relevant information and/or disclosure is set forth thereon.

12.9 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

12.10 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and will not constitute a part of this Agreement.

12.11 Notices. Any notice, request, instruction or other document to be given hereunder will be sent in writing and (a) delivered personally, (b) sent by reputable, overnight courier service (charges prepaid), (c) sent by registered or certified mail, postage prepaid, (d) or sent by facsimile, according to the instructions set forth below. Such notices will be deemed given at the time delivered by hand, if personally delivered, one business day after being sent, if sent by a reputable, overnight courier service, at the time received, if sent by registered or certified mail and at the time when confirmation of successful transmission is received by the sending facsimile machine, if sent by facsimile.

(i)	if to Purchaser, to:

Honeywell International Inc.

101 Columbia Road

P.O. Box 4000

Morristown, New Jersey 07962

Attention: Senior Vice President and General Counsel

Facsimile: (973) 455-4217

with a copy to:

Honeywell International Inc.

180 Michael Drive

P.O. Box 9035

Syosset, New York, 11791

Attention: Vice President and General Counsel - Honeywell Security

Facsimile: (516) 921-2862

with a copy (which shall not constitute notice) to:

Jenner & Block LLP

330 North Wabash Avenue

Chicago, Illinois 60611

Attention: John F. Cox

Facsimile: (312) 840-7396

(ii)	if to Sellers, to:

Richardson Electronics, Ltd.

40W267 Keslinger Road

P.O. Box 393

LaFox, Illinois 60147

Attention: Legal Department

Facsimile: (630) 208-2950

12.12 No Third-Party Beneficiaries. The terms and provisions of this Agreement will not confer third-party beneficiary rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

12.13 Construction.

(a) For purposes of this Agreement, whenever the context requires, the singular number will include the plural, and vice versa, the masculine gender will include the feminine and neuter genders, the feminine gender will include the masculine and neuter genders and the neuter gender will include masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation”.

(c) Except as otherwise expressly indicated, all references in this Agreement to a “Section” or “Exhibit” are intended to refer to a section of or Exhibit to this Agreement, and all references to a “Schedule” are intended to refer to a Schedule of the Disclosure Schedules.

(d) Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. Consequently, this Agreement will be interpreted without reference to any rule or precept of Applicable Law that states that any ambiguity in a document be construed against the drafter.

12.14 Waiver of Jury Trial. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE SUBJECT MATTER HEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

12.15 Consent to Jurisdiction. Each party to this Agreement consents to submit to the exclusive personal jurisdiction of any federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party to this Agreement agrees not to assert in any action or proceeding arising out of or relating to this Agreement that the venue is improper, waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

12.16 GOVERNING LAW. THIS AGREEMENT, THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY LAW OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SELLERS:

RICHARDSON ELECTRONICS, LTD.

By:
Name:	Edward J. Richardson
Title:	Chairman and Chief Executive Officer

RICHARDSON ELECTRONICS do BRASIL LTDA.

By:
Name:	David J. DeNeve
Title:	Attorney-in-fact for Enio Guedes

RICHARDSON ELECTRONICS COLOMBIA S.A.

By:
Name:	David J. DeNeve
Title:	Director

RICHARDSON ELECTRONIQUE SNC

By:
Name:	David J. DeNeve
Title:	Authorized Officer

RICHARDSON ELECTRONICS S.A. de C.V.

By:
Name:	David J. DeNeve
Title:	Chairman of the Board, Director and President

RICHARDSON ELECTRONICS IBERICA S.A.

By:
Name:	David J. DeNeve
Title:	Chairman and Managing Director

Acquisition Agreement

BURTEK SYSTEMS B.V.

By:
Name:	David J. DeNeve
Title:	Managing Director A

BURTEK SYSTEMS B.V.

By:
Name:	Edward J. Richardson
Title:	Attorney-in-fact for Yvonne Maria Wimmers-Theuns, Managing Director B dated March 30, 2007

COMPANY:

BURTEK SYSTEMS CORP.

By:
Name:	David J. DeNeve
Title:	Chairman of the Board, Director and President

PURCHASER:

HONEYWELL INTERNATIONAL INC.

By:
Name:	Brian S. Cook
Title:	Vice President, Corporate Development

Acquisition Agreement